QuickLinks -- Click here to rapidly navigate through this document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12
Forest Oil Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

March 21, 2007

Dear Fellow Shareholder:

        We cordially invite you to attend the annual meeting of shareholders of Forest Oil Corporation to be held on Thursday, May 10, 2007, at 9:00 a.m., M.D.T., at 707 Seventeenth Street, Suite 3010, Denver, Colorado.

        At this year's meeting, you will be asked to elect three Class I directors and ratify the appointment of Ernst & Young LLP as our independent registered public accountants. Details regarding each of the proposals are described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

        Your vote is important. Whether or not you plan to attend the annual meeting, we hope that you will vote as soon as possible. You may vote by Internet, by telephone, or by signing, dating and mailing a proxy or voting instruction card. Please review the instructions on the proxy or voting instruction card regarding each of these voting options.

        Thank you for your continued interest in Forest Oil.

Sincerely,

H. Craig Clark President and Chief Executive Officer

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON MAY 10, 2007

        We will hold the annual meeting of shareholders of Forest Oil Corporation on Thursday, May 10, 2007, beginning at 9:00 a.m., M.D.T. at 707 Seventeenth Street, Suite 3010, Denver, Colorado 80202. The items of business are:

  1.
  Election of three Class I directors;

  2.
  Ratification of the appointment of Ernst & Young LLP as Forest's independent registered public accountants for the year ending December 31, 2007; and

  3.
  Consideration of such other business as may be properly brought before the meeting.

        Only Forest shareholders of record at the close of business on March 12, 2007, the record date for the meeting are entitled to vote at the meeting and any adjournments or postponements of the meeting.

        Whether or not you plan to attend the meeting, please submit a proxy as soon as possible. To submit a proxy, call the toll-free telephone number listed on your proxy card, use the Internet as described on the enclosed proxy card, or complete, sign, date and mail your proxy card. Submitting a proxy will assure that your vote is counted at the meeting if you do not attend in person. You may revoke your proxy at any time before it is voted.

By Order of the Board of Directors,

Cyrus D. Marter IV Vice President, General Counsel and Secretary

        This notice of annual meeting and proxy statement and form of proxy are first being mailed to our shareholders on or about March 21, 2007.

i

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
To Be Held Thursday, May 10, 2007

Forest Oil Corporation
707 Seventeenth Street, Suite 3600
Denver, Colorado 80202
www.forestoil.com

GENERAL INFORMATION

Proxy Solicitation

        These proxy materials are furnished to you in connection with the solicitation of proxies by the Board of Directors (the "Board") of Forest Oil Corporation ("Forest"), a New York corporation, for Forest's annual meeting of shareholders to be held at 9:00 a.m., M.D.T., on Thursday, May 10, 2007, at 707 Seventeenth Street, Suite 3010, Denver, Colorado. The proxies also may be voted at any adjournments or postponements of the meeting. In addition to solicitation by mail, certain of our directors, officers, and employees may solicit proxies by telephone, personal contact, or other means of communication. They will not receive any additional compensation for these activities. Also, brokers, banks and other nominees will be requested to solicit proxies or authorizations from beneficial owners. Forest will bear all costs incurred in connection with the preparation, assembly, and mailing of the proxy materials and the solicitation of proxies and will reimburse brokers, banks, and other nominees, fiduciaries, and custodians for reasonable expenses incurred by them in forwarding proxy materials to beneficial owners of Forest common stock.

Shareholders Entitled to Vote

        Shareholders of record at the close of business on March 12, 2007, the record date, are entitled to notice of and to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of Forest common stock held. On March 12, 2007, there were 63,013,836 shares of Forest common stock issued and outstanding.

How to Vote

        Whether you hold shares directly as a shareholder of record, or beneficially in street name, you may direct how your shares are voted without attending the annual meeting. If you are a shareholder of record, you may vote by submitting a proxy and if you hold your shares beneficially in street name, you may vote by submitting voting instructions to your broker or trustee or nominee. You may cast your vote by proxy as follows:

  •
  By Internet—you may vote using the Internet and voting at the website listed on the enclosed proxy/voting instruction card (the "proxy card");

  •
  By telephone—you may vote by using the toll-free telephone number listed on the enclosed proxy card; or

  •
  By mailing the proxy card—you may vote by completing, signing, dating, and mailing the enclosed proxy card in the enclosed pre-addressed postage-paid envelope.

        Please refer to the proxy card forwarded by your bank, broker, or other nominee to see which voting options are available to you and directions on how to vote. If you vote by Internet or by telephone, you do not need to return your proxy card.

        If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions, your shares will be voted "FOR" the election of all director nominees and "FOR" the ratification of the appointment of Ernst & Young ("Ernst & Young") as our independent registered public accountants for the year ending December 31, 2007.

        If you sign the proxy card of your broker, trustee, or other nominee but do not provide instructions, your shares will not be voted unless your broker, trustee, or other nominee has discretionary authority to vote. When a broker, trustee, or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a "broker non-vote." Brokers who are members of the NYSE have discretionary authority to vote the shares of a beneficial owner in both the election of our directors and the ratification of Ernst & Young as our independent registered public accountants.

Revocation of Proxies

        A proxy may be revoked at any time before it is voted by (i) sending written notice to our Secretary at our office address set forth above, (ii) by delivering a revised proxy (by one of the methods described above) bearing a later date, or (iii) by voting in person at the annual meeting. If you have instructed a broker, trustee, or other nominee to vote your shares, you must follow the directions received from your broker, trustee, or other nominee to change those instructions. You may change your telephone or Internet vote as often as you wish following the procedures for telephone or Internet voting, as applicable.

Quorum; Vote Required

        A majority of the outstanding shares entitled to vote at the meeting must be present or represented by proxy at the meeting in order to have a quorum. All shares that are voted "for" or "against" any matter, votes that are "withheld" for Class I nominees, abstentions, and "broker non-votes" are counted as present for the purpose of determining a quorum. If a quorum is not present at the meeting, a vote for adjournment will be taken among the shareholders present or represented by proxy. If a majority of the shareholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting. The place and date to which the annual meeting would be adjourned would be announced at the meeting, but would in no event be more than 30 days after the date of the annual meeting.

        Under the laws of New York, our state of incorporation, "votes cast" at a meeting of shareholders by the holders of shares entitled to vote are determinative of the outcome of the matter subject to vote. Although they are considered in determining the presence of a quorum, abstentions and "broker non-votes" will not be considered "votes cast." Accordingly, they will have no effect on the outcome of the vote.

        Directors are elected by a plurality of the votes cast at the meeting (that is, the three nominees receiving the greatest number of votes cast will be elected). Votes that are "withheld" will not have an effect on the outcome of this vote. The proposal to ratify the appointment of Ernst & Young as our independent registered public accountants and any other matter that may properly come before the meeting requires the affirmative vote of a majority of the votes cast at the meeting. Abstentions and "broker non-votes" will not be treated as votes cast and, therefore, will have no effect on the outcome of this vote.

        We intend to announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2007.

Other Matters

        The Board knows of no matter, other than those referred to in this notice of meeting and proxy statement, which will be presented at the meeting. If any other matters are properly brought before the meeting or any of its adjournments or postponements, the persons named in the proxy will vote them in accordance with their judgment on such matters.

Recommendations of the Board of Directors

        Our Board of Directors recommends a vote "FOR" the election of each of the Class I nominees and "FOR" the ratification of the appointment of Ernst & Young as Forest's independent registered public accountants for the year ending December 31, 2007.

Delivery of Documents to Security Holders Sharing an Address

        The Securities and Exchange Commission ("SEC") permits companies and intermediaries, such as brokers and banks, to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report to those shareholders. This method of delivery, often referred to as "householding," is meant to reduce the amount of duplicate information that shareholders receive and lower printing and mailing costs for companies. We are not householding proxy materials for our shareholders of record in connection with the annual meeting, but we have been notified that certain intermediaries may household proxy materials. If you hold your shares of our common stock through a broker or bank that has determined to household proxy materials, only one proxy statement and 2006 Annual Report to Shareholders will be delivered to multiple shareholders sharing an address unless you notify your broker or bank to the contrary. If your household is receiving multiple copies of our proxy statement and annual report, you can request delivery from your bank or broker of only a single copy of our proxy statement and annual report.

        We will promptly deliver to you a separate copy of the proxy statement and 2006 Annual Report to Shareholders if you so request by calling us at 303.812.1400, or by writing, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202. You may also contact your bank or broker to make a similar request.

Access to Annual Report and Governance Documents

        We refer you to our 2006 Annual Report to Shareholders enclosed with these proxy materials, which includes our Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC. Our Annual Report on Form 10-K, including our financial statements, and any amendments and any documents incorporated by reference in our Annual Report on Form 10-K, our corporate governance guidelines, code of business conduct and ethics, and each of the committee charters will be sent to you without charge upon written request. If you would like to receive any additional information, please contact us in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or contact us by telephone at 303.812.1400. Alternatively, you may access the 2006 Annual Report and the foregoing governance documents on Forest's website at www.forestoil.com. The 2006 Annual Report to Shareholders is not considered a part of the proxy solicitation materials.

CORPORATE GOVERNANCE PRINCIPLES AND
INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Board Independence

        Forest's Corporate Governance Guidelines provide that a majority of the Board will consist of independent directors. The Board has determined that eight of our directors are independent, including William L. Britton, Loren K. Carroll, Cortlandt S. Dietler, Dod A. Fraser, Forrest E. Hoglund, James H.

Lee, James D. Lightner, and Patrick R. McDonald. Only directors who have been determined to be independent serve on our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. The Board uses the independence standards as adopted by the New York Stock Exchange ("NYSE") and the SEC in making these determinations and, based on information provided by the members, has determined that the members of each of these committees have no material relationship with Forest (either directly or indirectly as a partner, shareholder, or officer of an organization that has a relationship with Forest) that may interfere with the exercise of their independence and meet the independence standards. Such independence standards are reflected in our Corporate Governance Guidelines.

Board Structure and Committee Composition

        As of the date of this proxy statement, our Board has nine members and the following four standing committees: (1) Audit Committee; (2) Compensation Committee; (3) Executive Committee; and (4) Nominating and Corporate Governance Committee. The membership and function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. During 2006 the Board held eight meetings. Each director attended at least 75% of the aggregate of all meetings of the Board and the standing committees on which he served during 2006. Directors are encouraged to attend the annual meeting of shareholders. All of the directors then on the Board attended the 2006 annual meeting of shareholders. The following table identifies the members of the Board and the standing committees of the Board on which they serve as of the date of this proxy statement.

Name of Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Corporate Governance Committee
Independent Directors:
William L. Britton				Member
Cortlandt S. Dietler(1)		Member		Chair
Loren K. Carroll		Member		Member
Dod A. Fraser(2)	Chair			Member
Forrest E. Hoglund(3)		Member	Chair
James H. Lee	Member		Member
James D. Lightner		Chair
Patrick R. McDonald	Member
Employee Director:
H. Craig Clark			Member
Number of Meetings held in 2006	8	4	4	4

(1)
Mr. Dietler is not standing for reelection at the Annual Meeting.

(2)
The Board has determined that Mr. Fraser is an "audit committee financial expert" as defined under the applicable SEC rules.

(3)
Mr. Hoglund serves as non-executive Chairman of the Board.

        Audit Committee.    The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of Forest's financial statements, Forest's compliance with legal and regulatory requirements, the independence and qualifications of Forest's independent registered public accountants, and the performance of Forest's internal audit function and independent registered public accountants. The Audit Committee has the authority to obtain advice and assistance, and receive appropriate funding, from Forest for outside legal counsel, or other advisers as the Audit Committee deems necessary, to carry out its duties. As set forth in the Corporate Governance Guidelines, no member of the Audit Committee may serve on more than three audit committees of public companies, including the Audit Committee of

Forest. Among other things, the Audit Committee: appoints and determines the compensation of our independent registered public accountants; pre-approves audit services and non-audit services by our independent registered public accountants; reviews the scope of, process for, and results of the annual independent audit engagement; reviews and discusses with management and the independent registered public accountants our annual and quarterly financial statements; reviews with management our major financial risk exposures; reviews major changes, if any, to our accounting principles and practices; reviews our disclosure controls and procedures, internal controls and internal audit function, which reports to the Committee, and reviews the significant reports prepared by our internal auditors; consults with the independent registered public accountants regarding internal control matters and the procedures for our financial reporting processes; meets with management and our independent petroleum engineers to review the estimates of our oil and gas reserves; establishes and maintains procedures for the receipt, retention, and treatment of complaints concerning financial matters; prepares an annual report for inclusion in our proxy statement; and annually reviews and reassesses the Audit Committee charter. The Audit Committee consults separately and jointly with the independent registered public accountants, persons responsible for internal audit, and management. The Audit Committee also meets separately with our independent petroleum engineers to review our reserve estimates and the methodologies used in preparing these estimates. The report of the Audit Committee is included in this proxy statement under the caption "Report of the Audit Committee." The Audit Committee charter is available on our website at www.forestoil.com.

        Compensation Committee.    The Compensation Committee discharges the Board's responsibilities relating to compensation of Forest's executive officers and directors, establishes Forest's overall compensation philosophy, reviews and discusses with management the disclosures under the caption "Compensation Discussion and Analysis" for inclusion in the annual proxy statement, prepares an annual Compensation Committee report, and retains and approves the compensation of any compensation and benefits consultants. The principal functions of the Compensation Committee include: reviewing the compensation strategies and programs for the officers and other Forest employees; determining the individual elements and compensation of the President and Chief Executive Officer; reviewing and approving the corporate goals and objectives relevant to executive officer compensation; and evaluating the performance of executive officers (either as a committee or with the other independent directors) and determining the components and total compensation of these officers in accordance with the corporate goals and objectives. The Compensation Committee also administers and determines awards under our restricted stock and stock option, bonus, and other incentive programs, and oversees our other compensation and benefit plans. The report of the Compensation Committee is included in this proxy statement under the caption "Compensation Committee Report." The Compensation Committee charter is available on our website at www.forestoil.com.

        Executive Committee.    The Executive Committee, between meetings of the Board, exercises the powers of our Board, except as prohibited by law. From time to time, the Board delegates responsibility for specific matters to the Executive Committee.

        Nominating and Corporate Governance Committee.    The Nominating and Corporate Governance Committee assists the Board in fulfilling its responsibilities by taking a leadership role in shaping the governance structure of the Company. The Nominating and Corporate Governance Committee oversees the Company's corporate governance principles and recommends candidates to be nominated for election to the Board. The Nominating and Corporate Governance Committee identifies qualified candidates and makes recommendations to the Board for selection of the candidates for all directorships to be filled by the Board or by the shareholders at an annual or special meeting. The Nominating and Corporate Governance Committee will consider other candidates provided they are presented in accordance with the requirements of Forest's Bylaws or with the procedures outlined below, under the caption "Consideration of Director Nominees—Shareholder Nominees." The Committee also reviews and assists with the structure and composition of other Board committees. The Nominating and Corporate Governance Committee is

also responsible for overseeing the evaluation of the Board and the executive officers, and reviewing on an annual basis, non-employee director compensation and recommending any changes to the Board. As it deems appropriate, the Nominating and Corporate Governance Committee has authority to retain search firms to identify director candidates and approve their compensation. The Nominating and Corporate Governance Committee charter is available on our website at www.forestoil.com.

        Non-Executive Chairman.    Mr. Hoglund serves as Forest's non-executive Chairman of the Board and presides at meetings of the Board. The Corporate Governance Guidelines provide for a non-executive independent Presiding Director in the event that the Chairman of the Board also holds the position of Chief Executive Officer.

Consideration of Director Nominees

        Director Qualifications.    The Corporate Governance Guidelines contain Board membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on Forest's Board. Under these criteria, all candidates must possess the following personal characteristics: integrity and accountability; informed judgment; financial literacy; mature confidence; and high performance standards. In addition, the Board looks for recognized achievement and reputation, an ability to contribute to specific aspects of Forest's activities, and the willingness to commit the time and effort required, including attendance at all Board meetings and committee meetings of which he or she is a member.

        Forest's Corporate Governance Guidelines also contain standards with respect to the determination of director independence and the Nominating and Corporate Governance Committee considers the independence standards as part of its process. In accordance with these standards, a director must have no material relationship with Forest, other than as a director, to be considered independent. The standards specify the criteria by which the independence of our directors will be determined, including strict guidelines for directors and their immediate families with respect to past employment or affiliation with us or our independent registered public accountants.

        Identifying and Evaluating Nominees for Directors.    The Nominating and Corporate Governance Committee is responsible for leading the search for individuals qualified to serve on the Board. The Nominating and Corporate Governance Committee will evaluate candidates for nomination to the Board, including those recommended by shareholders, and will conduct appropriate inquiries into the backgrounds and qualifications of possible candidates. The Nominating and Corporate Governance Committee may retain outside consultants to assist in identifying director candidates in its sole discretion, but it did not engage any outside consultants in connection with selecting the nominees for election at the 2007 annual meeting. The Nominating and Corporate Governance Committee is responsible for recommending to the Board director nominees to be presented for election at meetings of the shareholders or of the Board. Shareholders may recommend possible director nominees for consideration by the Nominating and Corporate Governance Committee as indicated below. Shareholders may also nominate candidates for election to the Board at the annual meeting of shareholders by following the provisions set forth in Forest's Bylaws. The Corporate Governance Guidelines include the qualifications and skills required for directors and are available on Forest's website at www.forestoil.com.

        In November 2006, the Nominating and Corporate Governance Committee reviewed the qualifications of Loren K. Carroll and determined to recommend to the full Board that Mr. Carroll be elected as a director of Forest. The Nominating and Corporate Governance Committee also recommended to the full Board that Mr. Carroll be nominated to fill the Class I director position that will become vacant as a result of Cortlandt S. Dietler's decision not to stand for reelection. In February 2007, the Board appointed Mr. Carroll to serve as a member of the Compensation Committee and the Nominating and Corporate Governance Committee.

        Shareholder Recommendations.    The Nominating and Corporate Governance Committee will consider all properly submitted shareholder recommendations of candidates for election to the Board as described above. In evaluating the recommendations of shareholders for director nominees, as with all other possible director nominees, the Nominating and Corporate Governance Committee will address the director qualification criteria described above. Any shareholder recommendations for director nominees should include the candidate's name and qualifications, as well as the shareholder's name, and should be sent in writing to Forest, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202, or faxed to 303.812.1445.

        Shareholder Nominees.    Forest's Bylaws permit shareholders to nominate candidates for election to the Board at an annual meeting of shareholders. In order to nominate candidates, Forest's Bylaws provide that the proposal must be submitted in writing, in advance of the next annual meeting, in accordance with the deadlines established in the Bylaws. The nomination process is described below, under the caption "SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING."

Compensation Committee Interlocks and Insider Participation

        During 2006, the Compensation Committee consisted of three independent directors: Cortlandt S. Dietler, Forrest E. Hoglund, and James D. Lightner. We had no compensation committee interlocks with any other entity during 2006.

Executive Sessions

        The Board holds executive sessions in connection with each regular meeting of the Board outside the presence of the Chief Executive Officer or any other management directors. The Chairman of the Board (or in the event that the Chairman also holds the position of Chief Executive Officer, the Presiding Director) leads the executive sessions.

Communications with the Board

        Shareholders and other interested parties may communicate with the Board by contacting the Chairman of the Board (or in the event that the Chairman also holds the position of Chief Executive Officer, the Presiding Director), in writing, in care of the Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202. If any shareholder or third party has a complaint or concern regarding accounting, internal accounting controls, or auditing matters at Forest, they should send their complaint in writing to the Chairman of the Audit Committee in care of the Secretary at the address noted above.

Corporate Governance Guidelines and Code of Business Conduct

        Forest is committed to adhering to sound corporate governance principles. Forest has adopted codes of ethics and conduct for the directors and for the officers and employees, known as the Code of Business Conduct and Ethics for Members of the Board and the Proper Business Practices Policy, respectively. Forest has also adopted Corporate Governance Guidelines, which, in conjunction with the Certificate of Incorporation, Bylaws, and Board Committee charters, form the governance framework for Forest. The corporate governance guidelines are reviewed annually by the Nominating and Corporate Governance Committee. Each of the codes of ethics and conduct, the Audit, Compensation and Nominating and Corporate Governance Committee charters, and the corporate governance guidelines, is available on Forest's website at www.forestoil.com and copies may be obtained by contacting the Secretary of Forest. We also post on our website amendments to these policies and any waivers from these policies for our principal executive, financial, and accounting officers.

Director Indemnification and Insurance

        Forest's Restated Certificate of Incorporation limits the personal liability of our directors to the fullest extent permitted by the New York Business Corporation Law, as currently formulated or as it might be revised in the future. The Restated Certificate of Incorporation provides that a director will not be liable for damages for any breach of duty unless it is finally established that (a) the director's acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law, (b) the director personally gained a financial profit or other advantages to which he was not legally entitled, or (c) the director's acts violated Section 719 of the Business Corporation Law, which provides that directors who vote for, or concur in, certain types of corporate action proscribed by the Business Corporation Law will be jointly and severally liable for any injury resulting from such action.

        Forest carries directors and officers' liability coverage designed to insure the directors and officers of Forest and its subsidiaries against certain liabilities incurred by them in the performance of their duties. The coverage is also designed to provide reimbursement in certain cases to Forest and its subsidiaries for sums paid by them to directors and officers as indemnification for similar liability. This coverage was originally purchased by Forest on May 24, 1978 and was most recently renewed on August 7, 2006, for a period of one year. The current program is led by the Hartford Insurance Group. In addition to the directors and officers liability program, Forest carries fiduciary liability and commercial crime coverage. We paid aggregate premiums of $981,432 for this insurance during 2006. No claims have been filed and no payments have been made to Forest or its subsidiaries or to any of their directors under these policies.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

        Forest's Bylaws provide that the members of the Board shall be divided into three classes, Class I, Class II, and Class III, whose terms of office expire at different times in annual succession. The Bylaws allow the Board to establish the number of directors from time to time by resolution passed by a majority of the whole Board, provided that the number of directors shall not be less than six nor more than 15. Currently, our Board has nine members. Following the annual meeting, the Board intends to reduce the size of the Board to eight members.

        Generally, each class of directors is elected for a term expiring at the annual meeting of shareholders to be held three years after the date of their election. The Class I directors were elected at the 2004 annual meeting of shareholders. The terms of the three Class I directors, Mr. Dietler, Mr. Fraser and Mr. McDonald, will expire at the 2007 annual meeting of shareholders. Mr. Dietler is not standing for reelection at the annual meeting. Mr. Carroll was elected by the Board to serve as a director on November 8, 2006. Messrs. Fraser and McDonald have each been nominated to stand for re-election, and Mr. Carroll has been nominated to stand for election, as Class I directors at the annual meeting, to hold office until our 2010 annual meeting of shareholders and until their successors are elected and qualified. Information regarding the business experience of each of the nominees is provided below.

        Each nominee has indicated that they will be available to serve as a director. In the event any nominee should become unavailable to serve as a director, any shares represented by a proxy will be voted for the remaining nominees and for any substitute nominee designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board.

        The persons named as proxies in the enclosed proxy, who have been so designated by the Board, intend to vote "FOR" the election of each of the three Class I nominees unless otherwise instructed in the proxy.

        Information concerning the director nominees and each of our other directors who will hold office following the annual meeting, is set forth below:

Class I Directors—For Election to Terms Expiring at the Annual Meeting of Shareholders in 2010

Name/Director Since/Age	Principal Occupation, Positions with Forest, and Business Experience During Last Five Years
Loren K. Carroll Director since 2006 Age 63	Mr. Carroll served as President and Chief Executive Officer of M-I SWACO, a fluid engineering services company controlled by Smith International, Inc., and as Executive Vice President of Smith International, Inc., a supplier of products and services to the oil and gas, petrochemical, and other industrial markets until his retirement in April 2006. He initially joined Smith International in December 1984 as Vice President and Chief Financial Officer and served as Executive Vice President and Chief Financial Officer during 1988 and 1989. Mr. Carroll rejoined Smith International in 1992 as Executive Vice President and Chief Financial Officer. Mr. Carroll also serves as a director of Smith International, Inc., Fleetwood Enterprises, Inc., a producer of recreational vehicles and manufactured homes, and CGG-Veritas., a geophysical services and equipment company. Mr. Carroll is a member of our Compensation Committee and Nominating and Corporate Governance Committee.
Dod A. Fraser Director since 2000 Age 56
Mr. Fraser is President of Sackett Partners Incorporated, a consulting company, and member of corporate boards, since 2000. Previously, Mr. Fraser was an investment banker: a General Partner of Lazard Freres & Co. and most recently a Managing Director and Group Executive of Chase Manhattan Bank, now JP Morgan Chase, where he led the global oil and gas group. Mr. Fraser is a board member of Smith International, Inc., an oilfield service company, and Terra Industries, Inc., a nitrogen-based fertilizer company. Mr. Fraser serves as Chairman of our Audit Committee and is a member of our Nominating and Corporate Governance Committee.
Patrick R. McDonald Director since 2004 Age 49
Mr. McDonald has served as Chief Executive Officer, President and Director of Nytis Exploration Company, an oil and gas exploration company, since April 2003. From 1998 to 2003, Mr. McDonald served as President, Chief Executive Officer, and Director of Carbon Energy Corporation, an oil and gas exploration and production company. From 1987 to 1997, he served as Chairman, Chief Executive Officer, and President of a company that he founded, Interenergy Corporation, a natural gas gathering, processing, and marketing company. Mr. McDonald is a member of our Audit Committee.

Vote Required

        A plurality of the votes cast is required to elect the Class I nominees as directors.

        THE BOARD RECOMMENDS A VOTE "FOR" EACH OF THE CLASS I NOMINEES SET FORTH ABOVE.

CONTINUING MEMBERS OF THE BOARD:

Class II Directors—Terms Expiring at the Annual Meeting of Shareholders in 2008

Name/Director Since/Age	Principal Occupation, Positions with Forest, and Business Experience During Last Five Years
Forrest E. Hoglund Director since 2000 Age 73	Mr. Hoglund joined the Board of Directors in 2000 and has served as our non-executive Chairman of the Board since September 2003. Mr. Hoglund has served as Chairman and Chief Executive Officer of SeaOne Maritime Corp., a natural gas transportation company, since December 2004. Mr. Hoglund has served as Chairman and Chief Executive Officer of Arctic Resources Company, Ltd., a natural gas pipeline company, since 2000. He served as Chairman of the Board of EOG Resources, Inc. from 1987 to 1999 and President from 1990 to 1996. Mr. Hoglund serves as Chairman of our Executive Committee and is a member of our Compensation Committee.
James H. Lee Director since 1991 Age 58
Mr. Lee has served as the Managing General Partner of Lee, Hite & Wisda Ltd., an oil and gas consulting and exploration firm, since 1984. Mr. Lee is a director of Frontier Oil Corporation, a crude oil refining and wholesale marketing company. He is a member of our Audit Committee and our Executive Committee.

Class III Nominees—Terms Expiring at the Annual Meeting of Shareholders in 2009

Name/Director Since/Age	Principal Occupation, Positions with Forest, and Business Experience During Last Five Years
H. Craig Clark Director since 2003 Age 50	Mr. Clark has served as our President and Chief Executive Officer, and as a director of Forest since July 2003. Mr. Clark joined Forest in September 2001 and served as President and Chief Operating Officer through July 2003. Mr. Clark was employed by Apache Corporation, an oil and gas exploration and production company, from 1989 to 2001, where he served in various management positions, including Executive Vice President—U.S. Operations and Chairman and Chief Executive Officer of Pro Energy, an affiliate of Apache. Mr. Clark is a member of our Executive Committee.
William L. Britton Director since 1996 Age 72
Mr. Britton is Chairman Emeritus of the law firm of Bennett Jones LLP. He served as a partner of Bennett Jones LLP from 1962 until December 2004, and was Managing Partner and Chairman from 1981 to 1997. Mr. Britton is Vice Chairman of ATCO Ltd., Canadian Utilities Limited and CU Inc. He is a director of Barking Power Limited, Akita Drilling Ltd. and The Denver Broncos Football Club. He is Chairman of Hanzell Vineyards, Ltd., and Geary-Market Investment Company of California. Mr. Britton is a member of our Nominating and Corporate Governance Committee.
James D. Lightner Director since 2004 Age 54
Mr. Lightner is a Partner and Chief Executive Officer of Orion Energy Partners, an oil and gas exploration and production company. From 1999 to 2004, Mr. Lightner served in various capacities with Tom Brown, Inc., an oil and gas exploration and production company, including Director, Chairman, Chief Executive Officer and President. Prior to 1999, he served as Vice President and General Manager of EOG Resources, Inc. Mr. Lightner is a director of W.H. Energy Services Inc., an oil field services company, and Cornerstone E&P Company LP, a private oil and gas exploration and production company. Mr. Lightner is the Chairman of our Compensation Committee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

  What are the objectives of Forest's compensation program?

        Forest's compensation program is administered by the Compensation Committee of Forest's Board of Directors (the "Compensation Committee"). The objectives of Forest's compensation program are to keep compensation consistent with Forest's strategic business and financial objectives and competitive within the oil and gas industry and to enable Forest to attract, motivate, and retain executive personnel as the Compensation Committee deems necessary to maximize return to shareholders.

  What is the compensation program designed to reward?

        Ultimately, Forest's compensation program is designed to encourage behavior among Forest's key employees, including its named executive officers that the Compensation Committee believes is in the best interest of Forest's shareholders. The incentive portion of the compensation program currently rewards positive annual performance with respect to (i) total shareholder return relative to a peer group of companies, (ii) cash cost per unit of production, (iii) the replacement of production through strategic acquisitions, (iv) net production, and (v) rate-of-return on capital investments.

        The compensation program is also structured so as to provide each executive officer and key employee with a competitive income, to create meaningful incentive for this group of employees to remain at Forest and not be unreasonably susceptible to recruiting efforts by competitors of Forest, and to align the interests of this group of employees with those of Forest's shareholders. The oil and gas industry has been extremely competitive during the last several years, with a resulting high level of turnover among employees of Forest and its competitors. Forest has been forced to address efforts by competitors to persuade Forest employees to leave Forest in favor of positions elsewhere. In that regard, Forest's compensation program and the magnitude of its specific components reflect the competitive nature of the oil and gas industry. Further, although the principles described above apply to all key employees and the design of the compensation program, the Compensation Committee also intends that individual performance by executive officers and key employees be rewarded.

  What is each element of compensation?

        The program currently consists of three primary components: an annual base salary, an annual incentive bonus, and periodic grants of longer term stock options or restricted stock. In addition, Forest allows the executive officers to participate in its Retirement Savings Plan ("401(k) plan") and an executive deferred compensation plan, both of which contain employer-matching provisions. Executive officers, along with all employees, may also participate in the employee stock purchase plan wherein Forest Oil common stock may be purchased at a discount within limits established by the Internal Revenue Service. Forest's executive officers participate in other benefit plans that are provided to all employees, and the officers are also reimbursed for the costs associated with tax-preparation and an annual extensive physical examination. Forest does not have employment agreements with its executive officers, but it does have severance agreements with them that provide for benefits in the event of certain defined involuntary terminations.

        The amount of base salary and annual incentive bonus awarded to Forest's named executive officers for 2006 is stated in the "Summary Compensation Table" on page 19. The Compensation Committee did not award any stock options or restricted stock to the named executive officers in 2006. Information for each of the named executive officers regarding Forest's employer contribution to the 401(k) plan and executive deferred compensation plans are described in the Summary Compensation Table and in the Nonqualified Deferred Compensation table on page 24. Remaining perquisites provided to the named executive officers are described in the Summary Compensation Table and the footnotes thereto.

  Why does Forest choose to pay each element?

        The purpose of base salary is to create cash compensation for executive officers that is competitive in the industry and will enable Forest to attract, motivate, and retain capable executives. Forest chooses to pay annual incentive bonuses because it believes that the satisfaction of the goals of its annual incentive plan, which satisfaction triggers the right to and determines the amount of the bonuses, furthers the interests of Forest's shareholders. The purpose of Forest's long-term incentives (i.e., restricted stock and stock options) is to align the executive officers' compensation with their contribution to the success of Forest in creating shareholder value and to tie their long-term economic interest directly to those of Forest's shareholders. Restricted stock and stock options also allow executive officers to have equity ownership in Forest in addition to their direct purchases of Forest stock and to share in the appreciation in value of Forest's stock over time. The restricted stock and option programs cover all employees.

        Forest's 401(k) plan is designed to encourage all employees, including the named executive officers, to save for the future. Because of their higher compensation levels, the named executive officers are generally prevented from receiving what would otherwise be their full employer-match under the 401(k) plan. Once the maximum Forest match allowable under the 401(k) plan has been made, the remainder of the match is contributed on behalf of the officer to the executive deferred compensation plan. Forest also reimburses the named executive officers for tax-preparation expenses and the cost of an annual extensive physical examination. Such benefits are common for executive officers in our industry and in industry in general. They increase the competitiveness of the total compensation package and aid in retaining these key individuals.

        Finally, Forest believes that its severance agreements with the named executive officers promote stability and continuity among the officers, particularly if the situation arises where Forest is actively being considered as an acquisition target.

  How does Forest determine the amount (and, where applicable, the formula) for each element?

        Base salary.    The Compensation Committee reviews the base salaries of Forest's executive officers on roughly an annual basis. During 2006, the reviews occurred on a staggered basis. At its regular meeting in February 2006 the Compensation Committee reviewed and increased the base salary of Leonard Gurule, Senior Vice President, Alaska Region. At the February 2006 meeting, the Compensation Committee also reviewed the base salary of Craig Clark, President and Chief Executive Officer, and made a recommendation to the full Board. In executive session at its regular meeting in February 2006, the full Board adopted the Compensation Committee's recommendation and increased Mr. Clark's base salary. At its regular meetings in May and August, 2006, the Compensation Committee reviewed and increased the base salary of Matt Wurtzbacher, Senior Vice President, Corporate Planning and Development, and J.C. Ridens, Senior Vice President, Southern Region, respectively. At its February 2007 meeting, the Compensation Committee reviewed the base salary of David Keyte, Executive Vice President and Chief Financial Officer, and approved an increase in his salary, as well as the salary of Leonard Gurule, Senior Vice President—Alaska.

        When considering adjustments to the base salaries of the executive officers, the Compensation Committee reviewed and discussed data on salaries in the oil and gas industry for 2006, with specific focus on salaries among Forest's peer group of companies (described below). The Compensation Committee engaged Towers Perrin in 2005 to review and provide advice regarding the compensation of Forest's executive officers. Although it continued to use survey data provided by Towers Perrin, along with data gathered by Forest's Vice President, Human Resources, the Compensation Committee did not engage an outside compensation consultant during 2006 or during 2007 to date. The Compensation Committee also reviewed with Mr. Clark the responsibilities and performance of each of the executives in relation to salary recommendations for all executive officers other than Mr. Clark himself. The full Board reviewed in executive session the performance of Mr. Clark at its regular meeting in February 2006. The salary increases approved in 2006 and 2007 were based on the Compensation Committee's decision that the executive officers' individual performances, corporate performance, inflation, and the competitive aspects of the oil and gas industry justified the increases. The Compensation Committee attributed positive corporate performance, including the Company's positive stock performance in 2005 and 2006 relative to its peer companies, and the re-positioning of Forest for future success, to the leadership of its executive officers.

        Annual Incentive Bonus.    The annual incentive bonuses for fiscal 2006 were awarded under the terms of Forest's Annual Incentive Plan for 2006 (the "2006 AIP"), which was adopted by the Compensation Committee. The 2006 AIP was filed with the SEC on May 11, 2006. In general terms, the 2006 AIP was designed to meet the following objectives:

  •
  provide an annual incentive plan framework that was performance-driven and focused on objectives that were critical to Forest's success in 2006,

  •
  offer competitive cash compensation opportunities to all employees, and

  •
  reward outstanding achievement.

        The 2006 AIP provided for annual incentive awards determined primarily on the basis of Forest's results under specified performance measures. The framework of the 2006 AIP was similar to annual incentive plans utilized by Forest in the past. Each year, the Compensation Committee establishes the threshold, target, and outstanding performance levels for each performance measure and its appropriate weighting. These performance measures and their weighting are reviewed annually in light of changing Forest priorities and strategic objectives. The awards under the 2006 AIP were based upon the success of business units and corporate staff of Forest in achieving the objectives established by the Compensation Committee and included in the plan. These goals, stated in terms of the specific performance measures, were derived in part from Forest's 2006 business plan. The Compensation Committee also maintains discretion to adjust awards to account for corporate achievements during the year that are not captured in the performance measures.

        For 2006, performance measures were established for (i) total shareholder return, (ii) cash cost, (iii) acquisitions, (iv) production, and (v) rate-of-return on capital investments. For each executive officer, the performance measures were tied to that officer's business unit or, if the officer worked in the corporate group, to Forest as a whole.

        Total shareholder return was defined under the 2006 AIP as the percentage increase in the trading price of Forest common stock that occurred from the last trading day in December 2005 to the last trading day in December 2006, and the measure is judged in relation to a peer group of companies. The Compensation Committee is responsible for selecting Forest's peer group of companies. The Committee tries to select non-integrated, oil and gas production companies that closely resemble Forest in terms of market capitalization, revenues, geographic focus, and employee count. The Committee replaced seven of nine peer companies for 2006 with companies that it felt better reflected Forest's market capitalization and operational characteristics following Forest's spin-off of its offshore Gulf of Mexico business in March 2006. The peer group of companies that the Compensation Committee chose to consider during 2006 consists of the following:

  1.
  Delta Petroleum Corporation

  2.
  Bill Barrett Corporation

  3.
  St. Mary's Land & Exploration Company

  4.
  Cabot Oil & Gas Corporation

  5.
  Range Resources Corporation

  6.
  KCS Energy Inc./Petrohawk Energy Corporation

  7.
  Cimarex Energy Co.

  8.
  Whiting Petroleum Corporation

  9.
  Encore Acquisition Company

Cash cost was defined as the sum of direct operating expense and expensed workovers, but excluding ad valorem taxes, transportation expense, and allocated G&A expense, divided by total net production for the year. Acquisitions were defined as the amount of oil and gas proved reserves acquired during the year on terms that satisfied pre-defined economic metrics. Production was defined as total net production, excluding royalty and other burdens. Rate-of-return on capital investments was defined as the pre-tax rate of return on all capital spent during the year, including drilling projects, acquisitions, recompletions, land leases, seismic, and capitalized G&A.

        Each employee in the 2006 AIP had a target bonus expressed as a percentage of his or her base salary. The Compensation Committee established the target bonus percentage for each named executive officer after taking into account the importance of the position held by that participant to the success of Forest during 2006 as well as published compensation surveys and information provided by Towers Perrin and Forest's Vice President, Human Resources. For the named executive officers, these percentages were as follows: (i) Mr. Clark—85%, (ii) Mr. Keyte—75%, (iii) Mr. Gurule—60%, (iv) Mr. Wurtzbacher—60%, and (v) Mr. Ridens—60%. The total expected pool under the 2006 AIP is equal to the sum of the target bonuses for each of the participants in the plan. However, as described below, the final size of the pool could be lower or higher than the expected amount and was dependent on the extent to which Forest and its business units satisfied the 2006 performance measures.

        With respect to each of the five performance measures under the 2006 AIP, the Compensation Committee determined a "threshold," "target," and "outstanding" performance level. The "threshold" level is equal to 25% of the target level and is the level at which payout under the 2006 AIP begins for the applicable performance measure. If the actual performance level for a measure is below the threshold level, no payout will occur with respect to that measure. The "target" level is that at which 100% of the expected payout for the applicable performance measure will occur. Where applicable, the target levels for the 2006 AIP performance measures correlated with production and cost projections contained in Forest's 2006 business plan. The "outstanding" level is that at which 200% of the expected payout for the applicable performance measure will occur. Completion for the total 2006 AIP is limited to 200% of target.

        Actual performance that falls somewhere between the threshold and target levels or between the target and outstanding levels is rewarded in direct proportion to where it falls relative to the three performance level benchmarks. For example, actual performance that is 20% higher than the target level would dictate a payout equal to 120% of the expected payout for the applicable performance measure. Actual performance that is 10% above the threshold level would dictate a payout equal to approximately 35% of the expected payout for the applicable performance measure, since the threshold level represents 25% of the target level.

        Each participant's target bonus was to be paid if all of the 2006 performance measures reached the target level and the individual's performance merited a bonus. Each performance measure represented a percentage of the total target bonus. In 2006, the weightings for each participant, as set by the Compensation Committee, were as follows: (i) 15% for total shareholder return, (ii) 15% for cash cost, (iii) 20% for acquisitions, (iv) 30% for production, and (v) 20% for rate-of-return on capital investments. The specific payout for each performance measure was dictated by where the actual performance level for the measure fell in relation to the threshold, target, and outstanding benchmark levels.

        At its regular meeting in February 2007, the Compensation Committee reviewed the performance of Forest and its business units under the 2006 AIP. The Committee also reviewed with Mr. Clark other variances and accomplishments during 2006. Specifically, the Committee determined that (i) reserve revisions related solely to changes in oil and gas prices should not be considered in determining the results under the rate-of-return on capital investments performance measure, and (ii) results under the production performance measure should be reduced to the extent that a business unit materially exceeded its capital expenditures budget during the year. The Committee also considered Forest's achievements during 2006 that were not captured in the performance measures, including completion of the Mariner spin-off transaction and the Alaska financing transaction and progress on the Houston Exploration acquisition. The Committee reviewed with Mr. Clark the individual performance of each executive officer during 2006.

        Based on the performance of Forest, its business units, and the individual executive officers, the Compensation Committee approved cash bonus awards under the 2006 AIP in the aggregate amount of $2,265,000 for all of the executive officers, as a group, including Mr. Clark. The full Board reviewed Mr. Clark's performance in executive session at its regular February 2007 meeting, and the Compensation Committee granted a bonus award to Mr. Clark equal to approximately 127% of his year-end base salary which was approved and ratified by the Board. The annual target bonuses for the other named executive officers ranged from 60% to 75% of their base salaries, and the actual bonus awards paid ranged from approximately 58% to 100% of base salary. Individual executive officer bonus awards were reviewed and approved by the Compensation Committee.

        Over the past five years Forest has achieved performance in excess of its target levels once, that being in 2006. The achievement percentage over the past five years has been between approximately 59% and 110% of target with an average achievement percent over the past five years of approximately 86% of the target award opportunity. Company performance is the sum of the performance of each of the individual business units. Bonus awards for executive officers in charge of business units are calculated in accordance with the performance of their business unit, which may vary from the performance of Forest as a whole. In 2006, the calculated bonus awards for Messrs. Clark, Keyte, and Wurtzbacher were based on the performance of Forest as a whole, whereas the calculated bonus awards for Messrs. Gurule and Ridens were based on the performance of their respective business units. The Compensation Committee establishes the target level of performance such that achievement of the target level on any financial or operating measure represents above-average performance by management.

        Long Term Incentive Awards.    The Compensation Committee did not make any long-term incentive awards to the named executive officers during 2006. At its regular meeting in November 2006, the Compensation Committee tentatively approved proceeding with a restricted stock grant to all employees, including the named executive officers. Forest's 2001 Stock Incentive Plan does not have available for future equity awards sufficient shares to allow for the contemplated awards to all employees, and the portion of the grant that the Compensation Committee considered in November to be given to the named executive officers was to be contingent on shareholder approval of an amendment to the 2001 Stock Incentive Plan that would have increased the number of shares available for future awards. The Committee ultimately determined to postpone the contemplated stock grant until 2007.

        Rather than amending the 2001 Stock Incentive Plan, Forest's Board determined to approve a new 2007 Stock Incentive Plan which Forest expects to present to the shareholders for approval at the special meeting regarding the proposed acquisition of The Houston Exploration Company. The 2007 Stock Incentive Plan will provide enough additional shares to allow for equity grants to all employees during 2007, including former employees of Houston Exploration who join Forest after the pending merger closes.

        In general, recent decisions to make equity awards have been based on the Compensation Committee's recognition of (i) Forest's performance compared to its peer group and the services that each of the named executive officers had performed for Forest during the applicable year, (ii) how competitive is the atmosphere for qualified executives in the oil and gas industry, and (iii) a need to increase the retentive aspects of Forest's compensation structure. Forest's last significant equity grant was made in

December 2005. At that time, the Compensation Committee determined to grant an aggregate of 548,000 shares of restricted stock awards to U.S. officers and employees, and 72,350 phantom stock units to Canadian employees. The named executive officers received an aggregate of 140,000 shares of restricted stock. The restricted stock awarded in 2005 vests 100% on the third anniversary of the date of the award and is subject to forfeiture restrictions. In addition to the factors described at the start of this paragraph, in making its decisions regarding the December 2005 grants the Compensation Committee noted the increase in shareholder value during 2005 and in the months leading up to the completion of the Mariner spin-off transaction.

        The Compensation Committee has followed the trend in our industry and in industry in general toward the granting of restricted stock versus grants of stock options to the executive officers. The Committee chose restricted stock for recent grants in consideration of the fact that the majority of Forest's competitors have shifted to restricted stock awards or a combination of restricted stock awards and stock option awards and away from stock option awards only and that restricted stock provides a more effective retention incentive.

        During 2006, the Compensation Committee determined the adjustment to previously-granted outstanding stock options, including those held by the named executive officers, necessary to reflect the economic effect of the special stock dividend paid in conjunction with the Mariner spin-off transaction. The adjustment was made in accordance with the terms of the stock incentive plans under which the options had been granted and was tied to a formula that compared Forest's stock price immediately before the special dividend to the stock price immediately after the special dividend. The intent of the adjustment was that the value of the options after the special dividend would be equal to their value before the special dividend, and the Compensation Committee believes the adjustment accomplished that goal.

        Further, all Forest employees who held restricted shares of Forest stock at the time of special stock dividend, including the named executive officers, received the special dividend attributable to their restricted stock in the form of shares of Mariner Energy common stock. Certain Forest officers, including one of the named executive officers, Mr. Ridens, were also officers, and therefore "affiliates," of the entity that was spun-off in the Mariner transaction—Forest Energy Resources Inc. ("FERI"). The federal securities laws, for a defined period of time, placed limitations on the affiliates' ability to sell the Mariner shares that they ultimately received as part of the special dividend. However, the tax withholding obligation with respect to those shares was triggered at the time of the special dividend. As a result, the affiliates borrowed from a third-party the funds needed for the tax withholding. Because acting as an officer of FERI was a service to Forest and helped to facilitate the spin-off transaction, the Compensation Committee determined that Forest should (a) reimburse the affiliates the interest paid on the loans and (b) gross-up the reimbursement for tax purposes so that the affiliates did not incur any net out-of-pocket expense.

        Retirement Plans.    Forest's 401(k) plan is designed to encourage employees, including the named executive officers, to save for the future. This compensation program generally is not linked to Forest's performance and was not so linked during 2006. The 401(k) plan provides Forest's U.S. employees with the opportunity to contribute certain eligible earnings on a pre-tax basis to an account investing in various investment options. Employees may elect to contribute up to 80% of their eligible compensation, subject to certain limitations. Forest matches employee contributions up to a designated percentage of an employee's total eligible compensation, with Forest's contributions vesting for newly-hired employees over a period of five years. During 2006, Forest contributed a total of $27,819 to the 401(k) plan on behalf of the named executive officers.

        Forest also has adopted an executive deferred compensation plan. Once the maximum Forest match allowable under the 401(k) plan has been made, the remainder of the match is contributed to the executive deferred compensation plan. During 2006, Forest contributed a total of $91,765 to the executive deferred compensation plan on behalf of the named executive officers. Effective January 1, 2007, the Compensation

Committee amended the investment structure of the executive deferred compensation plan. Instead of accruing interest at the rate of 0.5% per month, the plan was amended to provide for a slate of investment options (primarily mutual funds) that are selected by Forest, and participants may designate how deferred amounts are deemed to be invested.

        Other Benefits.    During 2006, the Compensation Committee did not make any changes to the other perquisites that the named executive officers receive at Forest. Those benefits include participation in plans available to all Forest employees, such as medical and dental plans, group term life and accidental death and dismemberment insurance plans, and short-term and long-term disability plans. Named executive officers also receive reimbursement of tax-preparation expenses and the cost of an annual extensive physical examination. Historically, the reimbursements have involved small dollar amounts, and the Compensation Committee believes that they are reasonable and consistent with the compensation practices of Forest's competitors.

        In 2005, the Compensation Committee approved amendments extending the terms of the severance agreements between Forest and the named executive officers. The severance agreements will next be eligible for review and, if Forest deems appropriate, termination in December 2007. These agreements and the benefits that would flow to the officers in the event of an involuntary termination are explained below under the heading, "Potential Payments Upon Termination or Change-in-Control." The Compensation Committee believes that the severance agreements promote stability and continuity among the named executive officers, particularly if the situation arises where Forest is actively being considered as an acquisition target. In the context of a change-in-control, a "double-trigger" must occur in order for severance benefits to be payable to the named executive officer—that is, a change-in-control must occur and the officer must suffer an involuntary termination within two years of that occurrence. The Compensation Committee believes that the double-trigger provides a sufficient level of protection for the executive officer as well as a retention incentive benefiting the Company and shareholders without creating an unreasonable obstacle to potential bona fide purchasers of Forest.

        Forest keeps records regarding other expenses that it pays on behalf of executive officers. If those expenses are not related to company business, they are paid directly by the officer or are reimbursed back to Forest. Certain expenses that are in fact related to company business represent additional compensation. Temporary living expenses, limited to actual rental payments, were provided to Mr. Clark during 2006 for an apartment in Denver, Colorado, and are described in footnote 8 to the Summary Compensation Table. Mr. Clark moved into a residence in Denver, and Forest ceased reimbursing Mr. Clark for any temporary living expenses during the first quarter of 2007.

  How does each compensation element and Forest's decisions regarding that element fit into Forest's overall compensation objectives and affect decisions regarding other elements?

        The Compensation Committee considers each element of Forest's compensation program and, when making decisions regarding specific elements, takes into account how that element fits into Forest's overall compensation objectives. The Committee also considers how that element is affected by the other elements in the program.

        At its regular meeting in August 2006 the Compensation Committee reviewed cumulative compensation tally sheets, severance valuations, and valuations of outstanding equity awards for each of Forest's named executive officers. The tally sheets, severance valuations, and equity valuations were prepared by Forest's Vice President, Human Resources. The tally sheets describe each named executive officer's base salary, 2005 annual incentive bonus, the annual value of perquisites, the historic value of all restricted stock and stock options granted to and held by the officer, the annual amount of employer matching for the 401(k) plan and executive deferred compensation plans, and the internal pay equity among the named executive officers. The tally sheets then state the cumulative total value of these components. The severance valuations describe the severance payment and other benefits that each named executive officer would receive in the context of a termination from Forest, both in conjunction with and not in conjunction with a change of control. The equity valuations describe the current market value of all restricted stock and options held by each of the named executive officers as well as the value derived by the officer through recent vesting of restricted stock or exercises of options.

        The Compensation Committee believes that the tally sheets, severance valuations, and equity valuations allow it to keep track of the on-going value and retentive quality of prior compensation grants, which in turn allows the Committee to maintain an appropriate perspective when considering current compensation decisions.

        The Compensation Committee has instructed Forest's Vice President, Human Resources, to continue to survey peer group companies and to update the tally sheets, severance valuations, and equity valuations and present the updates to the Committee on an annual basis. The Committee intends to continue using these items as a means to make informed decisions regarding all of the components of Forest's compensation program.

Compensation Committee Report

        We have reviewed and discussed the foregoing Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on our review and discussion with management, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

                      THE COMPENSATION COMMITTEE

                      James D. Lightner, Chairman
                      Loren K. Carroll*
                      Cortlandt S. Dietler
                      Forrest E. Hoglund

*
Mr. Carroll was first elected to the Board on November 8, 2006 and was appointed to serve as a member of the Compensation Committee on February 22, 2007.

Summary Compensation Table

        The table below discloses the total compensation paid or earned by Forest's Chief Executive Officer, Chief Financial Officer, and the other three most highly paid executive officers for fiscal year ending December 31, 2006 (collectively, the "named executive officers").

        As reflected in the table, in 2006 the base salary of the named executive officers, "Salary," accounted for approximately 24% of the total compensation of the named executive officers, Non-equity Incentive Plan Compensation (consisting of cash bonuses under Forest's annual incentive plan) for services rendered in 2006 accounted for approximately 21% of the total compensation of the named executive officers, and other benefits and perquisites accounted for 1% of the total compensation of the named executive officers. None of the named executive officers were granted any stock awards or option awards in 2006, although the foregoing total compensation percentages include the amounts recorded in 2006 pursuant to Statement of Financial Accounting Standard No.123(R) concerning stock awards and option awards granted to the named executive officers in prior years.

Name and Principal Position (a)	Year (b)	Salary ($)(c)	Bonus ($)(d) (1)	Stock Awards ($)(e)(2)	Option Awards ($)(f)(2)	Non- Equity Incentive Plan Compensation ($)(g)(3)	Change in Pension Value And Nonqualified Deferred Compensation Earnings ($)(h)(4)(5)	All Other Compensation ($)(i)(6)(7)	Total ($)(j)
H. Craig Clark President and Chief Executive Officer	2006	$537,500	$0	$2,336,532	$791,152	$700,000	$3,057	$41,251(8)	$4,409,492
David H. Keyte Executive Vice President and Chief Financial Officer*	2006	375,000	0	844,122	245,996	375,000	2,158	9,147	1,851,423
Leonard C. Gurule Senior Vice President—Alaska*	2006	275,000	0	302,790	172,193	160,000	617	6,981	917,581
Matthew A. Wurtzbacher Senior Vice President—Corporate Planning and Development	2006	254,583	0	302,790	137,121	200,000	688	7,741	902,923
J.C. Ridens Senior Vice President—Southern Region	2006	266,250	0	302,790	76,540	250,000	244	7,972	903,796

(1)
The named executive officers were not entitled to receive payments that would be characterized as "Bonus" payments for the fiscal year ended December 31, 2006.

(2)
No restricted stock awards or stock options were granted in 2006 to our named executive officers. The amounts shown in columns (e) and (f) include dollar amounts recognized for financial statement reporting purposes in fiscal year 2006 for stock awards and option awards granted to the named executive officers in prior years. These amounts reflect the dollar amount recognized for financial statement reporting purposes for the year ended December 31, 2006 in accordance with Statement of Financial Accounting Standards No. 123(R) ("SFAS 123(R)"). A discussion of the valuation assumptions used for purposes of the SFAS 123(R) calculation is included under Note 7 to Forest's 2006 Consolidated Financial Statements that are part of Forest's Annual Report on Form 10-K for the year ended December 31, 2006. Further, as described in Note 7, during 2006 we completed the spin-off of our Gulf of Mexico properties by means of a special stock dividend. The dividend took the form of shares of common stock of Mariner Energy Inc. and resulted in the partial settlement of all restricted stock awards held by Forest employees, including restricted stock held by the named executive officers. The amounts shown in the "Stock Awards" column reflect the partial settlement in 2006 for purposes of SFAS 123(R).

(3)
The amounts reflect the cash bonus awards to the named executive officers under the 2006 Annual Incentive Plan ("2006 AIP"), which is discussed in further detail under the heading "Annual Incentive Bonus" under the caption "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis." Bonus awards under the 2006 AIP were accrued and earned in 2006 and paid in the first quarter of 2007.

(4)
The amounts reflect the actuarial increase in the present value of the named executive officer's benefits under the Forest Oil Corporation Pension Trust Agreement ("Pension Trust") established by Forest. This amount is determined using interest rate and mortality rate assumptions consistent with those used in Forest's financial statements and include amounts that the named executive officer may not currently be entitled to receive because such amounts are not vested. Of the named executive officers, only David H. Keyte participates in the Pension Trust. The total does not include the negative change in pension value for Mr. Keyte of ($398).

(5)
The amount reflects above-market interest paid to the named executive officer, which represents the difference between the interest rate paid on the officer's account balance during 2006 and a market rate determined in accordance with the SEC rules. Excess contributions to the Forest Oil Corporation Retirement Savings Plan ("401(k) Plan") are matched in accordance with the limits set forth in the 401(k) Plan, but without regard to the Internal Revenue Code limitations, under the executive deferred compensation plan. During 2006, Forest recorded a liability for matching contributions and accrued interest on each participant's account balance in the executive deferred compensation plan at a rate of 0.5% per month. The above-market interest earned by the executives on deferred compensation includes: Mr. Clark, $3,057; Mr. Keyte, $2,158; Mr. Gurule, $617; Mr. Wurtzbacher, $688; and Mr. Ridens, $244.

(6)
The amount shown for each named executive officer includes matching contributions to the 401(k) Plan, tax gross-ups on amounts paid to the named executive officers, and the taxable value of group term life insurance coverage in excess of $50,000. The amount attributable to each such perquisite or benefit for each named executive officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites received by such named executive officer.

(7)
On March 2, 2006, Forest completed the spin-off of its offshore Gulf of Mexico operations by means of a special dividend pursuant to which holders of Forest common stock received .8093 shares of Mariner Energy common stock for every share of Forest common stock owned of record as of February 21, 2006. These amounts do not reflect income earned by the executive as a result of the receipt of the special stock dividend on March 2, 2006 as follows: Mr. Clark, $1,981,166; Mr. Keyte, $660,389; Mr. Gurule, $247,636; Mr. Wurtzbacher, $247,636; and Mr. Ridens, $247,636.

(8)
In addition to the items noted in footnotes (6) and (7) above, the amount shown for Mr. Clark includes $26,896, representing rental expense.

*
Effective April 1, 2007, Mr. Keyte's and Mr. Gurule's annual salary amounts were adjusted to $400,000 and $290,000, respectively.

2006 Grants of Plan-Based Awards

        The following table provides information about non-equity incentive awards granted to each of the named executive officers for services provided during 2006. These awards were paid in cash in 2007 under the terms of Forest's 2006 annual incentive plan. The annual incentive program is described under the caption "EXECUTIVE COMPENSATION—Compensation Discussion and Analysis." In 2006, none of the named executive officers received any equity incentive awards.

								All Other Stock Awards: Number of Shares of Stock or Units (#)(2) (i)	All Other Option Awards: Number of Securities Underlying Options (#)(2) (j)
											Grant Date Fair Value of Stock and Option Awards (l)
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)					Exercise or Base Price of Option Awards ($/Sh) (k)
Name (a)	Grant Date (b)	Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
H. Craig Clark	—	$0	$467,500	$935,000	N/A	N/A	N/A	0	0	N/A	N/A
David H. Keyte	—	0	281,250	562,500	N/A	N/A	N/A	0	0	N/A	N/A
Leonard C. Gurule	—	0	165,000	330,000	N/A	N/A	N/A	0	0	N/A	N/A
Matthew A. Wurtzbacher	—	0	159,000	318,000	N/A	N/A	N/A	0	0	N/A	N/A
J.C. Ridens	—	0	165,000	330,000	N/A	N/A	N/A	0	0	N/A	N/A

(1)
The threshold amount shown in column (c) reflects the minimum payment level under Forest's 2006 Annual Incentive Plan, which is 0% of the target amount shown in column (d). The amount shown in column (e) is 200% of such target amount. These amounts are based on the named executive officer's current salary and position.

(2)
No equity incentive plan awards were granted to our named executive officers during 2006.

Outstanding Equity Awards At Fiscal Year-End

        The following table provides information on the current stock option and stock award holdings by each of the named executive officers. This table includes unexercised and unvested stock options and unvested stock awards. The vesting dates for each such option grant and stock award are shown in the accompanying footnotes. The market value of the stock awards is based on the closing market price of Forest's common stock as of December 29, 2006, which was $32.68.

	Option Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable (b)
		Number of Securities Unexercised Options (#) Unexercisable (c)(1)
			Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(d)			Stock Awards
				Option Exercise Price ($)(e)	Option Expiration Date (f)
Name (a)						Number of Shares or Units of Stock That Have Not Vested (#)(g)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have not Vested (#)(i)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
H. Craig Clark	297,200 74,300 63,081 111,450 74,300 29,720	0 0 21,027(2) 37,150(2) 74,300(2) 29,720(2)	N/A N/A N/A N/A N/A N/A	$18.19 16.82 15.65 14.93 16.85 20.60	09/05/11 12/12/11 02/26/13 07/30/13 02/25/14 12/08/14	120,000(2)	$3,921,600	N/A	N/A
David H. Keyte	18,575 48,295 111,450 52,010 33,435 29,720 14,860	0 0 0 0 11,145(3) 29,720(3) 14,860(3)	N/A N/A N/A N/A N/A N/A N/A	10.01 13.46 20.02 16.82 15.65 16.85 20.60	03/23/09 12/23/09 12/07/10 12/12/11 02/26/13 02/25/14 12/08/14	40,000(3)	1,307,200	N/A	N/A
Leonard C. Gurule	37,150 14,860 5,944	18,575(4) 14,860(4) 5,944(4)	N/A N/A N/A	14.98 16.85 20.60	09/22/13 02/25/14 12/08/14	15,000(4)	490,200	N/A	N/A
Matthew A. Wurtzbacher	6,430 10,402 11,145 37,150 14,860 22,513 14,860 7,430	0 0 0 0 0 7,504(5) 14,860(5) 7,430(5)	N/A N/A N/A N/A N/A N/A N/A N/A	19.18 10.01 13.46 20.02 16.82 15.65 16.85 20.60	06/30/08 03/23/09 12/23/09 12/07/10 12/12/11 02/26/13 02/25/14 12/08/14	15,000(5)	490,200	N/A	N/A
J.C. Ridens	15,789 5,053	15,788(6) 5,052(6)	N/A N/A	17.14 20.60	04/14/14 12/08/14	15,000(6)	490,200	N/A	N/A

(1)
Stock options granted under the terms of Forest's stock incentive plan are subject to a four-year vesting period, under which options vest in equal increments of 25% commencing on the first anniversary date of grant, and have a term of ten years. In addition, all shares of restricted stock granted to the named executive officers under Forest's stock incentive plan vest 100% on the third anniversary of the date of grant or, if earlier, upon a change of control and certain termination events, including involuntary termination not for cause, death, disability, or retirement.

As of December 31, 2006:

(2)
The vesting dates for Mr. Clark's unvested, unexercised options outstanding are as follows: 21,027 shares vest on February 26, 2007; 37,150 shares vest on July 30, 2007; of the 74,300 shares, 37,150 shares vest on February 25, 2007 and 37,150 shares vest on February 25, 2008; and, of the 29,720 shares, 14,860 shares vest on December 8, 2007 and 14,860 shares vest on December 8,

  2008. The vesting dates for Mr. Clark's unvested restricted stock are as follows: 20,000 shares vest on February 25, 2007; 20,000 shares vest on December 8, 2007; and 80,000 shares vest on December 19, 2008.

(3)
The vesting dates for Mr. Keyte's unvested, unexercised options outstanding are as follows: 11,145 shares vest on February 26, 2007; of the 29,720 shares, 14,860 shares vest on February 25, 2007 and 14,860 shares vest on February 25, 2008; and, of the 14,860 shares, 7,430 shares vest on December 8, 2007 and 7,430 shares vest on December 8, 2008. The vesting dates for Mr. Keyte's unvested restricted stock are as follows: 10,000 shares vest on December 8, 2007 and 30,000 shares vest on December 19, 2008.

(4)
The vesting dates for Mr. Gurules's unvested, unexercised options outstanding are as follows: 18,575 shares vest on September 22, 2007; of the 14,860 shares, 7,430 shares vest on February 25, 2007 and 7,430 shares vest on February 25, 2008; and, of the 5,944 shares, 2,972 shares vest on December 8, 2007 and 2,972 shares vest on December 8, 2008. The vesting dates for Mr. Gurule's unvested restricted stock are as follows: 5,000 shares vest on December 8, 2007 and 10,000 shares vest on December 19, 2008.

(5)
The vesting dates for Mr. Wurtzbacher's unvested, unexercised options outstanding are as follows: 7,504 shares vest on February 26, 2007; of the 14,860 shares, 7,430 shares vest on February 25, 2007 and 7,430 shares vest on February 25, 2008; and, of the 7,430 shares, 3,715 shares vest on December 8, 2007 and 3,715 shares vest on December 8, 2008. The vesting dates for Mr. Wurtzbacher's unvested restricted stock are as follows: 5,000 shares vest on December 8, 2007 and 10,000 shares vest on December 19, 2008.

(6)
The vesting dates for Mr. Ridens' unvested, unexercised options outstanding are as follows: of the 15,788 shares, 7,894 shares vest on April 14, 2007 and 7,894 shares vest on April 14, 2008; and, of the 5,052 shares, 2,526 shares vest on December 8, 2007 and 2,526 shares vest on December 8, 2008. The vesting dates for Mr. Ridens' unvested restricted stock are as follows: 5,000 shares vest on December 8, 2007 and 10,000 shares vest on December 19, 2008.

Option Exercises and Stock Vested

        The following table shows stock option exercises and the value realized during fiscal year ended December 31, 2006 for each of the named executive officers. No stock awards held by any of the named executive officers vested during 2006.

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)(b)	Value Realized on Exercise ($)(c)(1)	Number of Shares Acquired on Vesting (#)(d)	Value Realized on Vesting ($)(e)
H. Craig Clark	0	$0	0	$0
David H. Keyte	52,010	719,981	0	0
Leonard C. Gurule	0	0	0	0
Matthew A. Wurtzbacher	1,000	15,930	0	0
J.C. Ridens	0	0	0	0

(1)
The realized value is based on the difference between the market value of the shares purchased on the date of exercise and the option exercise price multiplied by the number of shares covered by the exercised option.

Pension Benefits

        We have a qualified, non-contributory defined benefit pension plan, the Forest Oil Corporation Pension Trust Agreement. Benefit accruals under this plan were suspended effective as of May 31, 1991.

The following table sets forth information on the pension benefits for Mr. Keyte, the only named executive officer that was eligible to participate in this plan prior to the date it was frozen.

Name (a)	Plan Name (b)	Number of Years Credited Service (#)(c)	Present Value of Accumulated Benefit ($)(d)	Payments During Last Fiscal Year ($)(e)
H. Craig Clark	N/A	N/A	$0	$0
David H. Keyte	Forest Oil Corporation Pension Trust Agreement	4	27,757	0
Leonard C. Gurule	N/A	N/A	0	0
Matthew A. Wurtzbacher	N/A	N/A	0	0
J.C. Ridens	N/A	N/A	0	0

        The following table shows the estimated maximum annual benefits payable upon retirement at age 65 as a straight life annuity to participants in the pension plan for the indicated levels of average annual compensation and various periods of service, assuming no future changes in such plan:

	Estimated Maximum Annual Pension Benefits(2)
	Years of Service
Remuneration(1)	10	20	30
$100,000	$36,846	$48,060	$53,400
200,000	73,692	96,120	106,800
300,000	79,282	103,412	114,902
400,000	79,282	103,412	114,902

(1)
The level of compensation used to determine benefits payable under the pension plan is the participant's annual base salary prior to May 31, 1991.

(2)
Normal retirement benefits attributable to our contributions are limited under certain provisions of the Internal Revenue Code of 1986, as amended, to $175,000 in 2006, and increase annually thereafter for cost of living adjustments.

        The amount of our contribution, payment, or accrual in respect to any specified person in the pension plan is not and cannot readily be separately or individually calculated by the pension plan actuaries. Annual benefits at normal retirement are approximately 24% of average annual earnings (excluding bonuses) for any consecutive 60-month period that produces the highest amount, plus 21% of those earnings prorated over 20 years of credited service, and one-half of 1% of those earnings for each year of credited service in excess of 20, subject to certain adjustments for lack of plan participation. The relevant 60-month period must occur during the last 15 years prior to the earlier of retirement or May 31, 1991, when benefit accruals ceased. There is no offset for Social Security benefits. These benefits are payable for life with a 10-year certain period, or the actuarial equivalent of that benefit.

        Mr. Keyte is the only named executive officer who participates in the plan, as the other named executive officers, H. Craig Clark, Leonard C. Gurule, Matthew A. Wurtzbacher, and J.C. Ridens, commenced their employment with Forest after benefit accruals were suspended. Mr. Keyte has four years of credited service and the estimated annual accrued benefit payable, based on a life annuity benefit, upon normal retirement for Mr. Keyte is $5,097.

Nonqualified Deferred Compensation

        Forest has an Executive Deferred Compensation Plan (the "Executive Plan") pursuant to which certain officers may participate and defer a portion of their compensation after contributing the maximum allowable amount to the 401(k) Plan. During 2006, Forest recorded a liability for matching contributions and accrued interest on each participant's account balance at the rate of 0.5% per month. Beginning on January 1, 2007, the Executive Plan was amended. Under the modified structure instead of accruing interest at a set rate, the plan provides for a slate of investment options (primarily mutual funds) that are selected by Forest and participants may designate how deferred amounts are deemed to be invested. As a result, the fair value of the liability recorded with respect to the deferred amounts will fluctuate due to gains and losses associated with the selected investment options.

        In addition to the Executive Plan, Forest maintains two salary deferred compensation plans. These plans have been frozen since December 31, 2005 for purposes of participation and future deferrals of new compensation and are administered by the Compensation Committee. Eligibility to participate in the salary deferred compensation plans was limited to officers and directors of Forest. None of the non-employee directors elected to participate in these plans. The plans provide for the deferral of salary and bonus and are not funded by Forest.

        The following table provides information concerning contributions to the Executive Plan by each of the named executive officers and by Forest during 2006:

Name (a)	Executive Contributions in Last FY ($)(b)(1)	Registrant Contributions in Last FY ($)(c)	Aggregate Earnings in Last FY ($)(d)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(f)
H. Craig Clark	$173,125	$34,292	$40,707	$0	$1,025,859
David H. Keyte	45,000	19,688	28,710	0	537,662
Leonard C. Gurule	40,000	13,635	8,217	0	178,165
Matthew A. Wurtzbacher	23,188	10,821	9,153	0	183,225
J.C. Ridens	38,250	13,329	3,257	0	151,018

(1)
The amounts shown for each executive are included in the amount reflected in the "Salary" column of the Summary Compensation Table.

Potential Payments Upon Termination or Change-in-Control

        Severance Agreements.    We have entered into severance agreement with each of the named executive officers. These agreements provide for certain payments and benefits if the executive's employment is terminated under the circumstances specified in the respective agreements, including upon a "change-in-control" of Forest. An executive's rights upon termination will depend upon the circumstances of their termination. With respect to Messrs. Clark, Keyte, Wurtzbacher, and Gurule, their severance agreements provide for payments and certain benefits if their employment is terminated (other than as a consequence of death, disability or retirement) either (i) by Forest for reasons other than for cause, or (ii) by the executive due to a significant change in their responsibilities, a reduction in their annual base salary, or a diminution in comparable benefits or, in circumstances involving a change-in-control, in addition to the foregoing reasons, due to a change in their principal place of employment or a diminution in eligibility for comparable compensation plans. Mr. Ridens' severance agreement only provides for payments and benefits in the event of a change-in-control. As a condition to receiving payments and benefits under their severance agreements, the executive must agree not to compete with or solicit employees of Forest for a period of two years following his termination. Each of these severance agreements will expire on December 14, 2007, subject to possible extensions for successive 30-month terms. Information below quantifies compensation and benefits that would be payable under each executive's severance agreement if the executive had been terminated on December 31, 2006, given the executive's compensation level as of such date and the closing price of Forest's common stock at year end.

        Severance Payments Upon Termination Not Involving a Change in Control.    Upon the termination of the employment of Mr. Clark, Mr. Keyte, Mr. Gurule or Mr. Wurtzbacher, other than for cause or other than as a consequence of death, disability, or retirement, they will receive severance benefits including: (a) continued payment of their base salary for a term of months equal to the whole number of times that their base salary can be divided by $10,000, limited to 30 months (the amounts payable will be reduced by 50% if the executive obtains new employment during the term of payment), and (b) continued coverage under Forest's medical and dental benefit plans for the executive and his spouse and his eligible dependents throughout such payment term without any cost to the executive (this coverage will be terminated if the executive becomes eligible to receive coverage from a subsequent employer during such period).

        Severance Payments Upon a Change-in-Control.    In the event any of the named executive officers' employment with Forest is terminated under the circumstances described above, within two years after the date upon which a change-in-control occurs, the executive will receive severance benefits including: (a) a lump sum payment in an amount equal to 2.5 times the total of his annual base salary plus the annual bonus most recently paid; (b) continued coverage under Forest's medical and dental benefit plans for the executive and his spouse and his eligible dependents for a period of up to 30 months without any cost to the executive (this coverage will be terminated if the executive becomes eligible to receive coverage from a subsequent employer during such period); (c) all outstanding stock options and restricted stock awards will immediately vest and any accrued benefits under non-qualified deferred compensation plans will become immediately non-forfeitable; (d) outstanding stock options will remain exercisable for a period of 12 months following the executive's last day of employment (but in no event will an option be exercisable for a longer period than the original term of the option or a shorter period than already provided for under the terms of the option); and (e) payment of an annual bonus under Forest's annual incentive bonus plan based on partial year results, which will be in an amount to be determined by the Compensation Committee on or before the date of the change-in-control. In addition, if any payment or distribution to the executive, whether pursuant to the severance agreement or otherwise, is subject to the federal excise tax on "excess parachute payments," under the terms of the severance agreement Forest will be obligated to pay the executive an additional amount as may be necessary so that the executive realizes, after the payment of any income or excise tax on such additional amount, an amount sufficient to pay all such excise taxes.

        Payments Upon Retirement or Death or Disability.    If a named executive officer retires in accordance with Forest's normal retirement policies, or their employment is terminated as a result of death or disability, he will receive various benefits as noted in the following table. Under the terms of Forest's stock incentive plans and the forms of stock option and restricted stock agreements, upon retirement, death or disability, any vesting or forfeiture provisions will lapse and the executive will be entitled to receive the underlying equity and any outstanding stock options will remain exercisable for a period of 12 months. Upon retirement, any vesting periods under the 401(k) Plan and executive deferred compensation plan will lapse, but in the event of death or disability, any vesting periods will not accelerate.

  Summary of Forest's Payment Obligations and other Benefits Upon Termination of Employment

        The following table summarizes Forest's payment obligations and the continuation of benefits to the named executive officers under various termination circumstances and assumes that the termination occurred on December 31, 2006.

Termination as a Result of
	Resignation for Good Reason or Termination Without Cause(1)(2)	Change in Control(1)	For Cause or Without Good Reason	Voluntary Resignation	Retirement	Death or Disability
Unpaid base salary through date of termination	x	x	x	x	x	x
Accrued but unpaid vacation	x	x	x	x	x	x
Earned but unpaid annual incentive compensation		x
Unpaid deferred compensation	x	x	x	x	x	x
Unpaid reimbursements	x	x	x	x	x	x
Multiple of (a) base salary in effect at termination plus (b) amount equal to annual incentive bonus for last year		x
Excise tax and gross up		x
Continued base salary payments	x
Continued medical and dental benefits	x	x			x(3)
Full and immediate vesting under stock option agreements		x			x	x
Full and immediate vesting under restricted stock agreements	x	x			x	x
Retirement benefits					x(3)
Disability income or life insurance payments						x

(1)
Includes payments and benefits that may be available under the named executive officer's severance agreement. Assumes the termination does not occur within 24 months of a change in control.

(2)
Includes payments and benefits that may be available under the named executive officer's severance agreement. Assumes termination occurs within 24 months of a change in control.

(3)
Retiree medical benefits require retirement on or after reaching age 62 and 15 years of continuous service.

H. Craig Clark

        The following table reflects the potential payments and benefits upon termination, other than for cause or death, disability or retirement, within and not within 24 months of a change-in-control of Forest under the severance agreement with H. Craig Clark, President and Chief Executive Officer. The amounts payable assume termination of employment on December 31, 2006.

	Within 24 Months of Change in Control					Not Within 24 Months of a Change in Control
	Severance & Bonus ($)	Acceleration of Options & Stock Awards ($)	Benefits ($)(1)	Excise Tax & Gross-Ups ($)	Total ($)	Severance ($)	Acceleration of Stock Awards ($)	Benefits ($)(1)	Total ($)
For Cause Terminations	$0	$0	$0	$0	$0	$0	$0	$0	$0
Involuntary Termination or Resignation upon Change of Duties	2,625,000	6,474,289	83,672	1,532,398	10,715,359	1,375,000	3,921,600	83,672	5,380,272

(1)
Benefit amounts include the cost of continued medical and dental coverage to the executive and his spouse and dependents at least equal to that had the executive not been terminated and assume continued coverage for 30 months.

David H. Keyte

        The following table reflects the potential payments and benefits upon termination, other than for cause or death, disability or retirement, within and not within 24 months of a change-in-control of Forest under the severance agreement with David H. Keyte, Executive Vice President and Chief Financial Officer. The amounts payable assume termination of employment on December 31, 2006.

	Within 24 Months of Change in Control					Not Within 24 Months of a Change in Control
	Severance & Bonus ($)	Acceleration of Options & Stock Awards ($)	Benefits ($)(1)	Excise Tax & Gross-Ups ($)	Total ($)	Severance ($)	Acceleration of Stock Awards ($)	Benefits ($)(1)	Total ($)
For Cause Terminations	$0	$0	$0	$0	$0	$0	$0	$0	$0
Involuntary Termination or Resignation upon Change of Duties	1,787,500	2,146,976	66,938	0	4,001,414	937,500	1,307,200	83,672	2,328,372

(1)
Benefit amounts include the cost of continued medical and dental coverage to the executive and his spouse and dependents at least equal to that had the executive not been terminated and assume continued coverage for 24 months and 30 months if termination is within 24 months and is not within 24 months of a change in control, respectively.

Leonard C. Gurule

        The following table reflects the potential payments and benefits upon termination, other than for cause or death, disability or retirement, within and not within 24 months of a change-in-control of Forest under the severance agreement with Leonard C. Gurule, Senior Vice President—Alaska. The amounts payable assume termination of employment on December 31, 2006.

	Within 24 Months of Change in Control					Not Within 24 Months of a Change in Control
	Severance & Bonus ($)	Acceleration of Options & Stock Awards ($)	Benefits ($)(1)	Excise Tax & Gross-Ups ($)	Total ($)	Severance ($)	Acceleration of Stock Awards ($)	Benefits ($)(1)	Total ($)
For Cause Terminations	$0	$0	$0	$0	$0	$0	$0	$0	$0
Involuntary Termination or Resignation upon Change of Duties	912,500	1,126,015	83,672	492,248	2,614,435	618,750	490,200	75,305	1,184,255

(1)
Benefit amounts include the cost of continued medical and dental coverage to the executive and his spouse and dependents at least equal to that had the executive not been terminated and assume continued coverage for 30 months and 24 months if termination is within 24 months and is not within 24 months of a change in control, respectively. Upon a change-in-control, for a two-year period, Mr. Gurule will be entitled to receive reimbursement for relocation from his primary residence in Alaska to a location in the continental United States, which will be reduced by the benefits, if any, he receives with respect to such relocation under any new employer's relocation policy.

Matthew A. Wurtzbacher

        The following table reflects the potential payments and benefits upon termination, other than for cause or death, disability or retirement, within and not within 24 months of a change-in-control of Forest under the severance agreement with Matthew A. Wurtzbacher, Senior Vice President—Corporate Planning and Development. The amounts payable assume termination of employment on December 31, 2006.

	Within 24 Months of Change in Control					Not Within 24 Months of a Change in Control
	Severance & Bonus ($)	Acceleration of Options & Stock Awards ($)	Benefits ($)(1)	Excise Tax & Gross-Ups ($)	Total ($)	Severance ($)	Acceleration of Stock Awards ($)	Benefits ($)(1)	Total ($)
For Cause Terminations	$0	$0	$0	$0	$0	$0	$0	$0	$0
Involuntary Termination or Resignation upon Change of Duties	1,062,500	942,981	83,672	552,494	2,641,647	574,167	490,200	72,516	1,136,883

(1)
Benefit amounts include the cost of continued medical and dental coverage to the executive and his spouse and dependents at least equal to that had the executive not been terminated and assume continued coverage for 30 months and 24 months if termination is within 24 months and is not within 24 months of a change in control, respectively.

J.C. Ridens

        The following table reflects the potential payments and benefits upon termination, other than for cause or death, disability or retirement, within and not within 24 months of a change-in-control of Forest under the severance agreement with J.C. Ridens, Senior Vice President—Southern Region. The amounts payable assume termination of employment on December 31, 2006.

	Within 24 Months of Change in Control					Not Within 24 Months of a Change in Control
	Severance & Bonus ($)	Acceleration of Options & Stock Awards ($)	Benefits ($)(1)	Excise Tax & Gross-Ups ($)	Total ($)	Severance ($)	Acceleration of Stock Awards ($)	Benefits ($)(1)	Total ($)
For Cause Terminations	$0	$0	$0	$0	$0	$0	$0	$0	$0
Involuntary Termination or Resignation upon Change of Duties	1,162,500	796,574	40,084	510,551	2,509,709	0	490,200	0	490,200

(1)
Benefit amounts include the cost of continued medical and dental coverage to the executive and his spouse and his dependents at least equal to that had the executive not been terminated and assume continued coverage for 24 months.

Director Compensation

        Forest uses a combination of cash and stock options to attract and retain qualified candidates to serve on the Board. Each non-employee director is entitled to receive an annual cash retainer of $50,000. In addition, each non-employee member of the Board who serves on the standing committees of the Board receives a cash retainer for such services. The Audit Committee members receive an annual cash retainer of $15,000 and the Chairman of the Audit Committee receives $30,000. Members of the other standing committees of the Board receive an annual cash retainer in the amount of $5,000 and the Chairmen of the other committees receive an amount equal to $10,000; however, members of the Executive Committee who are not Denver-area residents are paid a retainer of $15,000 instead of the other fees that would apply.

        In addition, during 2006, options to purchase 5,000 shares of our common stock were granted to each of the non-employee directors under the 2001 Stock Incentive Plan, other than Mr. Carroll, in each case with an exercise price of $36.95 per share. Mr. Carroll joined our Board on November 8, 2006. Pursuant to the 2001 Stock Incentive Plan, upon his election to the Board, Mr. Carroll received an option to purchase 5,000 shares of common stock, with an exercise price of $33.25 per share. In connection with

Mr. Hoglund's service as non-executive Chairman of the Board, he does not receive an additional retainer or Board fees; however, in recognition of his services as non-executive Chairman of the Board, on May 10, 2006, he received a fully-vested stock option grant to purchase 15,000 shares of Forest common stock under the 2001 Stock Incentive Plan, with an exercise price of $36.95 per share. All non-employee directors are reimbursed by Forest for all costs incurred by them in their capacities as directors, including the costs of attending Board meetings and committee meetings.

        In February 2007, upon the recommendation of the Nominating and Corporate Governance Committee, the Board approved a change in director equity compensation. The change is subject to shareholder approval as the equity compensation will be issued under the terms of a new 2007 Stock Incentive Plan that Forest expects to present to shareholders for approval. The new plan will provide for an annual grant of restricted shares of Forest stock having a fair market value equal to $125,000 on the date of grant, which will replace the directors' annual formula option grant to purchase 5,000 shares of Forest common stock. If Forest's shareholders have approved the 2007 Stock Incentive Plan in advance of the May 10, 2007 annual meeting of shareholders, the directors will receive the annual grant of restricted shares at the annual meeting. If the shareholders have not approved the 2007 Stock Incentive Plan in advance of the annual meeting, the directors will instead receive the annual grant of options under the 2001 Stock Incentive Plan.

        The following table provides information concerning compensation paid to non-employee directors for the fiscal year ended December 31, 2006. Mr. Clark, the only employee director, did not receive separate compensation for his service as a director. The non-employee directors do not participate in any non-equity incentive, pension or nonqualified deferred compensation plans.

Name (a)	Fees Earned or Paid in Cash ($)(b)	Stock Awards ($)(c)	Option Awards ($)(d)(1)	Non-Equity Incentive Plan Compensation ($)(e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)	All Other Compensation ($)(g)	Total ($)(h)
William L. Britton(2)	$55,000	N/A	$117,983	N/A	N/A	$0	$172,983
Loren K. Carroll(3)	12,500	N/A	104,320	N/A	N/A	0	116,820
Cortlandt S. Dietler(4)	65,000	N/A	117,983	N/A	N/A	0	182,983
Dod A. Fraser(5)	85,000	N/A	117,983	N/A	N/A	0	202,983
Forrest E. Hoglund(6)	70,000	N/A	471,930	N/A	N/A	0	541,930
James H. Lee(7)	80,000	N/A	117,983	N/A	N/A	0	197,983
James D. Lightner(8)	60,000	N/A	117,983	N/A	N/A	0	177,983
Patrick R. McDonald(9)	65,000	N/A	117,983	N/A	N/A	0	182,983

(1)
Amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006 in accordance with SFAS 123(R), including amounts for options granted in 2006. A discussion of the valuation assumptions used for purposes of the SFAS 123(R) calculation is included under Note 7 to Forest's 2006 Consolidated Financial Statements that are part of Forest's Annual Report on Form 10-K for the year ended December 31, 2006.

(2)
The grant date fair value of the 5,000 share option issued to the director in 2006, computed in accordance with SFAS 123(R), was $184,750. As of December 31, 2006, Mr. Britton had 42,150 options outstanding.

(3)
The grant date fair value of the 5,000 share option issued to the director in 2006, computed in accordance with SFAS 123(R), was $166,250. As of December 31, 2006, Mr. Carroll had 5,000 options outstanding.

(4)
The grant date fair value of the 5,000 share option issued to the director in 2006, computed in accordance with SFAS 123(R), was $184,750. As of December 31, 2006, Mr. Dietler had 42,150 options outstanding.

(5)
The grant date fair value of the 5,000 share option issued to the director in 2006, computed in accordance with SFAS 123(R), was $184,750. As of December 31, 2006, Mr. Fraser had 42,150 options outstanding.

(6)
The grant date fair value of the 5,000 share and 15,000 share options issued to the director in 2006, computed in accordance with SFAS 123(R), was $739,000. As of December 31, 2006, Mr. Hoglund had 76,730 options outstanding.

(7)
The grant date fair value of the 5,000 share option issued to the director in 2006, computed in accordance with SFAS 123(R) was, $184,750. As of December 31, 2006, Mr. Lee had 42,150 options outstanding.

(8)
The grant date fair value of the 5,000 share option issued to the director in 2006, computed in accordance with SFAS 123(R) was, $184,750. As of December 31, 2006, Mr. Lightner had 19,860 options outstanding.

(9)
The grant date fair value of the 5,000 share option issued to the director in 2006, computed in accordance with SFAS 123(R) was, $184,750. As of December 31, 2006, Mr. McDonald had 19,860 options outstanding.

EQUITY COMPENSATION PLAN INFORMATION

        The following table summarizes certain information, as of December 29, 2006, relating to Forest's equity compensation plans.

Plan Category	(a) Number of Securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted- average exercise price of outstanding options, warrants and rights	(c) Number of Securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders	3,403,287(1)	$18.8063(2)	829,608(3)
Equity compensation plans not approved by security holders	0	0	0

Total(4)(5)	3,403,287		829,608

(1)
Includes (i) shares underlying outstanding stock options to purchase shares under Forest's 2001 Stock Incentive Plan, (ii) shares underlying outstanding options under a 1996 Stock Incentive Plan that expired in March 2002, and (iii) an aggregate of 77,950 shares issuable under phantom stock unit awards granted under Forest's 2001 Stock Incentive Plan.

(2)
Amount does not reflect (i) the purchase price of shares that may be purchased pursuant to Forest's 1999 Employee Stock Purchase Plan, or (ii) price of shares issuable pursuant to outstanding phantom stock units issued under the 2001 Stock Incentive Plan.

(3)
Includes shares available for issuance under (i) Forest's 2001 Stock Incentive Plan and (ii) Forest's Employee Stock Purchase Plan. As of December 29, 2006, 667,957 shares of common stock were available for future issuance under the 2001 Stock Incentive Plan and 161,651 shares of common stock were available for future issuance under the Employee Stock Purchase Plan.

(4)
Does not include stock options that Forest assumed under the Forcenergy Inc. 1999 Stock Plan, which terminated in 2000. As of December 29, 2006, there were outstanding options exercisable for 2,942 shares of Forest common stock outstanding under this plan with a weighted average exercise price of $8.41 per share.

(5)
On March 2, 2006, Forest completed a spin-off transaction involving a wholly-owned subsidiary, which was subsequently merged with a subsidiary of Mariner Energy. The number and the exercise price of all outstanding stock options granted under Forest's equity incentive plans were adjusted to reflect the spin-off in accordance with the terms of these plans. The adjustment factor was based on average trading prices during 5-day periods preceding and following the spin-off.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        We currently have one class of voting securities outstanding. On March 12, 2007, there were 63,013,836 shares of our common stock outstanding, with each such share being entitled to one vote.

Security Ownership of Beneficial Owners

        The following table sets forth information as of March 12, 2007 concerning persons known to Forest to be the beneficial owner of more than 5% of outstanding shares of Forest common stock. This information is based on information filed with the SEC and information provided to Forest. The number of shares beneficially owned by each person is determined by SEC rules and the information is not necessarily indicative of beneficial ownership for other purposes. Under these rules, beneficial ownership includes any shares as to which the person has sole or shared voting power or investment power.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
The Anschutz Corporation 2400 Qwest Tower 555 17th Street Denver, CO 80202	7,905,575(2)	12.55%
FMR Corporation 82 Devonshire Street Boston, MA 02109	7,724,192(3)	12.26%
Janus Capital Management LLC. 151 Detroit Street Denver, CO 80206	5,247,385(4)	8.33%
T. Rowe Price Associates, Inc. 100 East Pratt Street Baltimore, MD 21202	3,749,288(5)	5.95%
Wachovia Corporation One Wachovia Center Charlotte, NC 28288-0137	3,388,093(5)	5.38%
Artisan Partners Limited Partnership 875 East Wisconsin Avenue, Suite 800 Milwaukee, WI 53202	3,363,969(6)	5.34%

(1)
Based on 63,013,836 shares of common stock outstanding as of March 12, 2007.

(2)
Based on information included in Forms 4 filed with the SEC through March 12, 2007, there were 7,139,319 shares held by The Anschutz Corporation subject to prepaid forward sales contracts, which are scheduled to conclude in 2009 and 2010. Anschutz retains sole voting power with respect to the shares covered by these contracts until their conclusion.

(3)
FMR Corporation has shared investment and sole dispositive power with respect to these shares, and sole voting power with respect to 1,214,900 of these shares.

(4)
Janus Capital Management LLC and Mac-Per Wolf Company have shared voting and shared dispositive power with respect to 4,102,017 shares. The shared voting and dispositive holdings are held by Perkins, Wolf, McDonnell and Company, LLC, and such holdings are aggregated with 13G filings submitted by Janus Capital Management, LLC, a minority owner of Perkins, Wolf, McDonnell and Company, LLC. Mac-Per Wolf Company has sole voting and sole dispositive power with respect to

  99,750 of these shares. Janus Capital Management LLC has sole voting power and sole dispositive power with respect to an additional 1,145,368 shares.

(5)
T. Rowe Price Associates, Inc. has sole dispositive power with respect to all of these shares, and sole voting power with respect to 954,099 of these shares.

(6)
Wachovia Corporation has sole voting power with respect to 3,385,100 of these shares, has sole dispositive power with respect to 3,373,505 of these shares, and has shared dispositive power with respect to 1,275 of these shares.

(7)
Artisan Partners Limited Partnership has shared dispositive power with respect to all these shares, and shared voting power with respect to 3,115,619 of these shares.

Security Ownership of Management

        The following table shows, as of March 12, 2007, the number of shares of Forest common stock beneficially owned by:

  •
  Forest's directors and the director nominees;

  •
  the executive officers of Forest named in the Summary Compensation Table under the caption "Executive Compensation"; and

  •
  all Forest directors and all executive officers as a group.

        Beneficial ownership is determined in accordance with the rules of the SEC. As described above, under these rules, beneficial ownership includes any shares as to which the person has shared or sole voting power or investment power and also any shares that such person has the right to acquire within 60 days through the exercise of any option or other rights.

	Aggregate Number of Shares
Name of Beneficial Owner	Common Stock Beneficially Owned	Options Currently Exercisable Within 60 Days(1)	Total Stock and Stock- Based Holdings	Percent of Class(2)
William L. Britton	1,000	42,150	43,150	*
Loren K. Carroll	0	5,000	5,000	*
H. Craig Clark	124,269	708,228	832,497	1.31
Cortlandt S. Dietler	2,970	42,150	45,120	*
Dod A. Fraser	2,950	42,150	45,100	*
Leonard C. Gurule	15,000	65,384	80,384	*
Forrest E. Hoglund	100,000	76,730	176,730	*
David H. Keyte	46,440	334,350	380,790	*
James H. Lee	6,185	42,150	48,335	*
James D. Lightner	10,650	19,860	30,510	*
Patrick R. McDonald	3,000	19,860	22,860	*
J.C. Ridens	15,666	28,736	44,402	*
Matthew A. Wurtzbacher	15,968	139,724	155,692	*
All current directors and executive officers as a group (17 persons, including 13 named above)	396,795	1,715,371	2,112,166	3.26%

*
The percentage of shares beneficially owned does not exceed one percent of the outstanding shares of the class.

(1)
Reflects the number of shares that could be acquired as of May 11, 2007 through the exercise of stock options under the terms of Forest's stock option plans and agreements.

(2)
Based on 63,013,836 shares of common stock outstanding as of March 12, 2007.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        The Audit Committee of the Board has appointed Ernst & Young LLP, 370 Seventeenth Street, Suite 3300, Denver, Colorado 80202 as the independent registered public accounting firm to audit Forest's consolidated financial statements for the year 2007. Services provided to Forest by Ernst & Young during 2006 are described under "Principal Accountant Fees and Services" below. A representative of Ernst & Young will be present at the annual meeting with the opportunity to make a statement if he or she desires to do so and will also be available to respond to appropriate questions.

        Although ratification by the shareholders is not required by law, the Board has determined that it is desirable to seek shareholder ratification of the appointment of Ernst & Young in light of the critical role played by independent registered public accountants in maintaining the integrity of financial controls and reporting. Notwithstanding its selection, the Board, in its discretion, may appoint new independent registered public accountants at any time during the year if the Board believes that such a change would be in the best interest of Forest and its shareholders.

Vote Required

        Ratification of the appointment of Ernst & Young as Forest's independent registered public accounting firm for 2007 requires the affirmative vote of a majority of the votes cast.

        THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS FOREST'S INDEPENDENT PUBLIC ACCOUNTING FIRM. If the appointment is not ratified, the Board may consider whether it should select another independent public accounting firm.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

        KPMG LLP ("KPMG") audited Forest's financial statements for 2005. At a meeting held on August 14, 2006, the Audit Committee dismissed KPMG as Forest's independent registered public accounting firm and engaged Ernst & Young as Forest's independent registered public accounting firm for the fiscal year ending December 31, 2006, and to perform procedures related to the financial statements to be included in Forest's quarterly report on Form 10-Q, beginning with, and including, the quarter ending September 30, 2006. The Audit Committee's decision to dismiss KPMG and engage Ernst & Young was approved and ratified by the Executive Committee of the Board.

        The reports of KPMG on the consolidated financial statements for Forest's two most recent fiscal years ended December 31, 2004 and December 31, 2005, did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. The audit reports of KPMG on management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005 and 2004 did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with KPMG's audits for the years ended December 31, 2004 and December 31, 2005 and in the subsequent interim period through August 14, 2006 there were (1) no disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in connection with its reports on the financial statements for such years or (2) reportable events.

        KPMG furnished Forest with a letter addressed to the SEC stating that it agreed with the above statements. A copy of KPMG's letter was filed as an Exhibit to a Current Report on Form 8-K filed with the SEC on August 17, 2006.

        Forest did not consult with Ernst & Young during the two fiscal years ended December 31, 2004 and December 31, 2005, or during any subsequent interim period prior to its appointment as Forest's auditor regarding (i) the application of accounting principles to a specified transaction, either completed or proposed or the type of audit opinion that might be rendered on Forest's consolidated financial statements, and neither a written report was provided to Forest nor oral advice was provided that Ernst & Young concluded was an important factor considered by Forest in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (within the meaning of Item 304(a)(1)(v) of Regulation S-K).

        Previously, Forest requested Ernst & Young to review the disclosure concerning the dismissal of KPMG and the engagement of Ernst & Young as Forest's independent public accountant, and provided Ernst & Young with the opportunity to furnish a letter addressed to the SEC containing any new information, clarification of Forest's views, or the respects in which it did not agree with Forest's statements. Ernst & Young advised Forest that it had reviewed the prior disclosure and had no basis on which to submit a letter in response to Item 304 of Regulation S-K.

        The following tables show the fees paid or accrued by Forest for audit and other services provided by Ernst & Young for 2006 and KPMG for 2005.

Ernst & Young	2006
Audit fees(1)	$991,346
Audit-related fees(2)	148,643
Tax fees(3)	278,475

Total all fees	$1,418,464

KPMG	2005
Audit fees(1)	$1,667,705
Audit-related fees(2)	381,450
Tax fees(3)	—

Total all fees	$1,803,927

(1)
Audit fees consist of fees for professional services provided in connection with the audit of the consolidated financial statements, the audit of internal control over financial reporting, reviews of our quarterly financial statements, statutory audits, reviews of registration statements, and issuance of consents and letters to underwriters.

(2)
Audit-related fees consist principally of transaction due diligence services, audits of carve-out financial information, employee benefit plan audits, and audits of statements of compliance with agreements.

(3)
Tax fees include fees for tax compliance, tax examination assistance, and tax consulting on sales transactions.

        The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve, when the Audit Committee is not in session, audit-related services and non-audit services not prohibited by law to be performed by Forest's independent registered public accounting firm and associated fees for any individual engagement not to exceed $40,000. Any such pre-approval of services and fees by the Chairman shall be reported to the full Audit Committee at its next regular meeting. All fees set forth in the foregoing table were pre-approved by the Audit Committee or the Chairman of the Audit Committee under the noted delegation of authority.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee assists the Board in fulfilling its responsibilities for the oversight of the integrity of Forest's financial statements, its compliance with legal and regulatory requirements, the performance of the internal audit function and independent audit, and the independence and qualifications of Forest's independent registered public accountants who report directly to the Audit Committee. The Audit Committee operates under a charter approved by the Board. The full text of the Audit Committee charter is available on Forest's website at www.forestoil.com. As of the date of this report, the Audit Committee was comprised of three directors, each of whom has been determined to be independent within the meaning of rules adopted by the SEC, the listing standards of the NYSE, and Forest's Corporate Governance Guidelines.

        Forest's management has responsibility for preparing Forest's financial statements and the financial reporting process, including the system of internal controls. Forest's independent auditor, Ernst & Young, is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards established by the Public Company Accounting Oversight Board (United States), and for issuing a report on the results of that independent audit.

        In this context, the Audit Committee hereby reports as follows:

1.
The Audit Committee has met with management and Ernst & Young, and has reviewed and discussed the audited consolidated financial statements;

2.
The Audit Committee has discussed with Ernst & Young the matters required by Statement on Auditing Standards No. 61 (Codification of Statements on Auditing Standards, AU 380, as amended);

3.
The Audit Committee has received from and discussed with Ernst & Young the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified and supplemented, regarding the firm's independence; and

4.
Based upon the review and discussions described in the preceding paragraphs (1) through (3) above, and the Audit Committee's review of the representations of management and Ernst & Young, the Audit Committee recommended to the Board, and the Board approved, that the audited consolidated financial statements be included in Forest's Annual Report on Form 10-K for the year ended December 31, 2006, for filing with the SEC.

        The undersigned members of the Audit Committee have submitted this report to the Board.

                      Dod A. Fraser, Chairman
                      James H. Lee
                      Patrick R. McDonald

March 7, 2007

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS

Affiliate Transaction Policy

        Covered Transactions.    The Board has adopted a written Affiliate Transaction Policy. The policy covers all economic transactions between Forest or any of its subsidiaries or controlled affiliates (including controlled joint ventures), on the one hand, and any designated person, on the other hand, including, without limitation, the purchase or sale of assets, other than blind, open-market transactions in Forest's securities over a regulated exchange or employment compensation arrangements with Forest's executive officers. For purposes of this policy, a "designated person" is (x) any Forest shareholder that beneficially owns more than 5% of Forest's outstanding shares of common stock, (y) any director or executive officer of Forest or any immediate family member of such a person (including in-laws) or (z) any person known to Forest to be an affiliate of a person under (x) or (y) (as "affiliate" is defined under the federal securities laws).

  Policy Directives.

        (1)   All Forest officers are notified of the policy in writing every year.

        (2)   The Board is permitted to pre-authorize transactions with designated persons that fall below dollar thresholds set by the Board. Any such pre-authorization may apply only to transactions that are in Forest's ordinary course of business and are either easily comparable to observable market transactions or are on terms no less favorable than the designated person offers to unrelated third parties.

        (3)   Forest's officers are required to provide the Board with all material information relating to any proposed covered transaction (other than a transaction authorized pursuant to paragraph 2 above).

        (4)   In determining whether to authorize and approve any covered transaction, the Board has broad discretion in determining whether the transaction is reasonable in light of the circumstances. It may rely on comparable market transactions, the use of an auction process, an independent valuation, or other similar methods.

        (5)   The Board may review the terms of a covered transaction outside the presence of any directors who have a financial interest in the covered transaction.

        (6)   Other than under paragraph 2 above, a covered transaction may be approved only by a majority of those directors who have no financial interest in the transaction.

Related Party Transactions

        In 1998, Forest purchased certain oil and gas assets from The Anschutz Corporation ("Anschutz"), including two concessions in South Africa. Over the years, the parties have entered into agreements concerning the development of these concession blocks. Anschutz currently beneficially owns 12.6% of our common stock. In March 2003, Forest entered into a Participation Agreement regarding the development of offshore South Africa acreage, including the Ibhubesi Gas Field, with The Petroleum Oil and Gas Corporation of South Africa (Pty) Limited ("PetroSA") and Anschutz Overseas South Africa (Pty) Limited ("Anschutz Overseas"), an affiliate of Anschutz. As of February 28, 2007, the parties' interests in these South African concessions were as follows: Forest, 53.2%; Anschutz Overseas, 22.8%; and PetroSA, 24.0%. Forest is the operator of these concession blocks and is reimbursed by the partners for exploration expenditures and general, technical, and administrative overhead. During 2006, the Anschutz affiliates paid Forest joint interest billings in the amount of $2,556.000. In 2006, Forest paid to the Anschutz affiliates approximately $2,905,000, related to ad valorem tax refunds received by Forest on behalf of the Anschutz affiliates from the South African government and paid $14,253 to Anschutz for corporate transportation utilized for business purposes. Transportation charges were based on actual usage in 2005.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Executive officers and directors, as well as certain persons who own more than 10% of our common stock, are required by Section 16(a) of the Securities Exchange Act of 1934 to file reports of their ownership of common stock with the SEC and the NYSE, and to furnish us with copies of the reports.

        Based solely on Forest's review of the reports and written representations received from the directors and executive officers, Forest believes that, during 2006, all of its directors and executive officers complied with all Section 16(a) filing requirements.

SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

        Any proposal that a shareholder wishes to include in Forest's proxy materials for the 2008 annual meeting of shareholders, in accordance with the regulations of the SEC, must be received by no later than November 21, 2007. The proposal will need to comply with the regulations of the SEC under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be mailed to Forest in care of Cyrus D. Marter IV, Secretary, Forest Oil Corporation, 707 Seventeenth Street, Suite 3600, Denver, Colorado 80202 or sent to the Secretary via facsimile at 303.812.1445.

        Any proposal or nomination for director that a shareholder wishes to propose for consideration at the 2008 annual meeting of shareholders, but does not seek to include in our proxy statement under the applicable SEC rules, must be submitted in accordance with our Bylaws, and must be received at our principal executive offices no earlier than December 21, 2007, and not later than January 20, 2008. Any such proposal must be an appropriate subject for shareholder action under applicable law and must otherwise comply with Article I of Forest's Bylaws and must be submitted in writing and mailed to Forest in care of Cyrus D. Marter IV, at the address shown above.

PROXY

FOREST OIL CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
FOR ANNUAL MEETING OF SHAREHOLDERS

        I have received the Proxy Statement dated March 21, 2007 of Forest Oil Corporation and hereby appoint H. Craig Clark and Cyrus D. Marter IV, and each of them, as my proxies, with full power of substitution and resubstitution, to represent me at the Annual Meeting of Shareholders of the Company to be held on May 10, 2007 (and at any adjournments or postponements of the Annual Meeting), and to vote all shares of common stock that I would be entitled to vote if personally present at the Annual Meeting, or any adjournment or postponement of the meeting, in the manner specified below (or, if I do not specify how to vote, to vote all of my shares FOR each of the proposals described below and to vote in the discretion of the proxies as to any other matters coming before the Annual Meeting.)

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

FOLD AND DETACH HERE

You can now access your Forest Oil Corporation account online.

Access your Forest Oil Corporation shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, Transfer Agent for Forest Oil Corporation, now makes it easy and convenient to get current information on your shareholder account.

•	View account status	•	View payment history for dividends
•	View certificate history	•	Make address changes
•	View book-entry	•	Obtain a duplicate 1099 tax form
		•	Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
For Technical Assistance Call 1-877-978-7778 between 9am-7pm
Monday-Friday Eastern Time

Investor ServiceDirect® is a registered trademark of Mellon Investor Services LLC

****TRY IT OUT****

www.melloninvestor.com/isd/
 Investor ServiceDirect®

Available 24 hours per day, 7 days per week

TOLL FREE NUMBER:	1-800-370-1163

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE PROPOSALS REFERRED TO BELOW.

Please Mark Here for Address Change or Comments ☐
SEE REVERSE SIDE

If you choose not to vote via telephone or the Internet, please promptly mark this Proxy Card to specify how you would like your shares voted and date, sign and mail it in the enclosed envelope. No postage is required if mailed within the United States.

Proposal 1.	Proposal to elect three Class I directors to serve until our 2010 Annual Meeting of Shareholders.
	01	Loren K. Carroll		FOR ALL	WITHHELD*
	02	Dod A. Fraser		☐	☐
	03	Patrick R. McDonald

*To withhold authority to vote for all three nominees, check the box marked "Withheld". To withhold authority to vote for any individual Class I nominee, strike a line through the nominee's name in the list above:
Proposal 2.	Proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accountants for the year ending December 31, 2007.
	FOR ☐	AGAINST ☐	ABSTAIN ☐

In addition, I hereby authorize such proxies to vote my shares in their discretion as to any other matters that may come before the Annual Meeting.

IF YOU EXECUTE AND RETURN THIS PROXY CARD BUT DO NOT SPECIFY THE MANNER IN WHICH THE PROXIES SHOULD VOTE YOUR SHARES, THE PROXIES WILL VOTE YOUR SHARES "FOR" EACH OF THE FOREGOING PROPOSALS AND IN THEIR DISCRETION AS TO ANY OTHER MATTERS COMING BEFORE THE ANNUAL MEETING.

MARK HERE IF YOU PLAN TO ATTEND THE MEETING ☐

Signature	Signature	Date

Please date this Proxy Card and sign your name exactly as it appears hereon. Where there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, this Proxy Card should be signed by a duly authorized officer. If signed by a partnership, please sign in the partnership name by authorized person.

FOLD AND DETACH HERE

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,
BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET http://www.proxyvoting.com/fst		TELEPHONE 1-866-540-5760
Use the internet to vote your proxy. Have your proxy card in hand when you access the web site.	OR	Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.

        If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

  Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.melloninvestor.com/isd where step-by-step instructions will prompt you through enrollment.

You can view the Annual Report and Proxy Statement
on the Internet at www.forestoil.com

QuickLinks

Forest Oil Corporation 707 Seventeenth Street, Suite 3600 Denver, Colorado 80202
Forest Oil Corporation 707 Seventeenth Street, Suite 3600 Denver, Colorado 80202
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 10, 2007
TABLE OF CONTENTS
PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS To Be Held Thursday, May 10, 2007
Forest Oil Corporation 707 Seventeenth Street, Suite 3600 Denver, Colorado 80202 www.forestoil.com
GENERAL INFORMATION
CORPORATE GOVERNANCE PRINCIPLES AND INFORMATION ABOUT THE BOARD AND ITS COMMITTEES
PROPOSAL NO. 1—ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION
Summary Compensation Table
2006 Grants of Plan-Based Awards
Outstanding Equity Awards At Fiscal Year-End
Option Exercises and Stock Vested
Pension Benefits
Nonqualified Deferred Compensation
Director Compensation
EQUITY COMPENSATION PLAN INFORMATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
PRINCIPAL ACCOUNTANT FEES AND SERVICES
REPORT OF THE AUDIT COMMITTEE
TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CERTAIN CONTROL PERSONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS FOR 2008 ANNUAL MEETING